EXHIBIT 10.1

                                                                                EXECUTION COPY

OFFICE LEASE

between

KATO INTERNATIONAL LLC,

Landlord

– and –

BROADPOINT SECURITIES GROUP, INC.,

Tenant

Entire 31st Floor
Tower 49
12 East 49th Street
New York, New York  10017

Dated: October 31, 2008

TABLE OF CONTENTS
Page

ARTICLE 1 FUNDAMENTAL LEASE PROVISIONS	1

ARTICLE 2 PREMISES AND LEASE TERM	3

ARTICLE 3 OWNERSHIP OF IMPROVEMENTS	5

ARTICLE 4 RENTS	6

ARTICLE 5 TAX AND OPERATING EXPENSE ADJUSTMENTS	8

ARTICLE 6 SERVICES AND UTILITIES	20

ARTICLE 7 INSURANCE	28

ARTICLE 8 ALTERATIONS	31

ARTICLE 9 TENANT'S PROPERTY	37

ARTICLE 10 REPAIRS AND MAINTENANCE	37

ARTICLE 11 USE AND COMPLIANCE WITH LAW	38

ARTICLE 12 RIGHTS OF LANDLORD	41

ARTICLE 13 DAMAGE OR DESTRUCTION	42

ARTICLE 14 EMINENT DOMAIN	44

ARTICLE 15 SURRENDER OF PREMISES	45

ARTICLE 16 EXCULPATION AND INDEMNIFICATION	46

ARTICLE 17 SUBORDINATION AND ATTORNMENT	48

ARTICLE 18 QUIET ENJOYMENT	49

ARTICLE 19 ASSIGNMENT AND SUBLETTING	49

ARTICLE 20 ESTOPPEL CERTIFICATES	56

ARTICLE 21 EXPANSION	56

ARTICLE 22 BROKER	57

ARTICLE 23 CONDITIONAL LIMITATIONS	57

ARTICLE 24 MISCELLANEOUS	62

ARTICLE 25 SECURITY DEPOSIT	65

ARTICLE 26 CERTAIN DEFINITIONS	67

EXHIBIT A  -  Floor Plan
EXHIBIT B  -  Cleaning Specifications
EXHIBIT C  -  Additional Heating and Air Conditioning Rates
EXHIBIT D  -  Rules and Regulations
EXHIBIT E  -  Letter of Credit
EXHIBIT F  -  Included Property

ii

TOWER 49

OFFICE LEASE

                                                                                                                ARTICLE 1

                                        FUNDAMENTAL LEASE PROVISIONS

SECTION 1.1 Fundamental Lease Provisions.

LEASE DATE:	October 31, 2008

LANDLORD:	KATO INTERNATIONAL LLC, a Delaware limited liability company.

ADDRESS OF LANDLORD:	Tower 49 12 East 49th Street New York, New York 10017 Telephone: (212) 752-9112 Telecopy: (212) 753-5469

TENANT:	BROADPOINT SECURITIES GROUP, INC., a New York corporation

ADDRESS OF TENANT:	One Penn Plaza New York, New York 10119 Telephone: (212) 273-7100 Telecopy: (212) 273-7145

BUILDING:
The office building, other improvements, sidewalks, curbs, plazas and other areas adjacent to the office building and underlying land known as Tower 49, located at 12 East 49th Street, in the Borough of Manhattan, City, County and State of New York, and all rights and interests appurtenant thereto.

PREMISES:	The entire leasable area of the 31st floor of the Building, as more particularly indicated on the floor plan annexed hereto and made a part hereof as Exhibit "A".

RENTABLE AREA:	16,000 rentable square feet.

INITIAL BASE RENT:	$1,232,000.00 per annum (which amount is equal to $77.00 per rentable square foot of Rentable Area of the Premises per annum), payable in monthly installments of $102,666.67.

BASE TAXES:	The average of the Taxes for the Tax Year commencing on July 1, 2008 and ending on June 30, 2009 and the Taxes for the Tax Year commencing on July 1, 2009 and ending on June 30, 2010.

OPERATING EXPENSES BASE PERIOD:	The period commencing on January 1, 2009 and ending on December 31, 2009.

TENANT'S SHARE:	2.645%

PERMITTED USE:	Executive and general offices.

SECURITY DEPOSIT:	$1,324,000.00

LEASE TERM:	The term of this Lease shall be a period of ten (10) years and two (2) months (unless terminated earlier pursuant to this Lease or applicable law), commencing and expiring as set forth in Section 2.2.

RENT COMMENCEMENT DATE:	The date which falls two (2) months and thirteen (13) days after the Term Commencement Date.

TENANT'S BROKER:	Cushman & Wakefield, Inc. 51 West 52nd Street New York, New York 10019 Attention: Matt Astrachan Telephone: (212) 841-7904 Facsimile: (212) 841-7905

LANDLORD'S BROKER:	GVA Williams Real Estate Co. Inc. 380 Madison Avenue New York, New York 10017 Attention: Robert D. Bakst Telephone: (212) 716-3892 Facsimile: (212) 716-3527

SECTION 1.2    Definitional Provisions.  References to "Articles", "Sections", "Subsections" and "Clauses" shall be to Articles, Sections, Subsections and Clauses, respectively, of this Lease unless otherwise specifically provided.  The terms "hereto", "herein", "hereof" and "hereunder" and words of similar import refer to this Lease generally, rather than to the Article, Section, Subsection or Clause in which such term is used, unless otherwise specifically provided.  Any of the terms defined in Sections 1.1 and 26.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  The term "including" shall mean "including, but not limited to", except where the context requires otherwise.

ARTICLE 2

PREMISES AND LEASE TERM

SECTION 2.1    Demise of Premises.

(a) Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises, pursuant to the provisions of this Lease, reserving however to Landlord the rights, interests and estates reserved to Landlord by the provisions of this Lease or by operation of law.

(b) Landlord and Tenant hereby conclusively agree as to the Rentable Area as set forth in Section 1.1 and the Rentable Area of the Building as set forth in Section 26.1.

SECTION 2.2    Lease Term; Commencement Date.  The Lease Term (a) shall commence on the later of (i) November 1, 2008 and (ii) the date on which a Lease Termination Agreement, in form and substance satisfactory to Landlord, has been concluded between Landlord and the current tenant of the 31st floor of the Building (the "Current Tenant") (the "Term Commencement Date") and (b) shall end at noon on December 31, 2018 (the "Expiration Date"), unless sooner terminated as herein provided, in which event the Lease Term shall end on the date of such termination.  Landlord shall deliver possession of the Premises to Tenant on the Term Commencement Date in their "as is" condition, provided that, upon such delivery of possession, the Premises shall be free of tenancies and occupancies and broom clean with the Included Property (as hereinafter defined) in place, and Tenant shall accept such possession.  If the Current Tenant's telephone switch equipment has not been removed from the Premises and the IDF closet cleaned out (the "Telephone/IDF Closet Work") by November 10, 2008, then Tenant may perform the Telephone/IDF Closet Work and may bill Landlord for the reasonable cost thereof.  Landlord shall pay such statement within ten (10) Business Days after its receipt thereof.  Landlord represents that, on the Term Commencement Date, the Building HVAC, plumbing and water systems which serve the 31st floor of the Building will be in proper working order.  In the event that an equipment use permit (the "Equipment Permit") has not been obtained for the supplemental air conditioning unit presently located in the Premises, Tenant shall take all requisite measures to obtain the Equipment Permit, including without limitation, government filings and alterations necessary to satisfy applicable legal requirements in connection therewith.  Landlord shall reimburse Tenant, within fifteen (15) days after its demand, for the reasonable out-of-pocket expenses incurred by Tenant in order to obtain the Equipment Permit, up to a maximum amount of $2,500.00.  It is understood that the non-existence of the Equipment Permit shall not affect the Term Commencement Date or any of the obligations of Tenant under this Lease.

SECTION 2.3    Preparation of Premises.

2.3.1  "As Is".  Tenant is leasing the Premises in "as is" condition, and Landlord shall have no obligation to perform any work or supply any materials whatsoever to prepare the Premises for Tenant's occupancy.  If, in connection with an Alteration to be performed by Tenant in the Premises, the existence of asbestos which is required to be removed or encapsulated in accordance with existing laws or regulations is confirmed, Landlord shall perform such removal or encapsulation work at its own expense.

2.3.2  Preparation of Premises.  All Improvements made to the Premises to prepare the Premises for occupancy by Tenant (the "Tenant Improvements") shall be performed by Tenant at Tenant's sole cost and expense.  The work necessary to effectuate such Tenant Improvements shall be referred to herein as "Tenant's Work".

SECTION 2.4    Failure to Deliver Possession; Tenant's Waiver.  Tenant waives (a) any right to rescind this Lease under Section 223-a of the New York Real Property Law (or any other law of like import, now or hereafter in force) and (b) the right to recover any damages resulting from Landlord's failure to deliver possession of the Premises on the Term Commencement Date or from any delay in the occurrence of the Term Commencement Date for any reason whatsoever.  No such failure shall affect the validity of this Lease or the obligations of Tenant hereunder.  If permission is given to Tenant to enter into the possession of the Premises prior to the Term Commencement Date, such occupancy shall be deemed to be under all the provisions of this Lease, except the covenant to pay Rents.  Notwithstanding the foregoing, if the Term Commencement Date has not occurred by February 1, 2009, Tenant may terminate this Lease by giving written notice to Landlord on or before February 10, 2009.  If this Lease is terminated in accordance with the preceding sentence, Landlord shall promptly return to Tenant all amounts previously paid by Tenant to Landlord hereunder.

SECTION 2.5    Early Termination Right.

(a) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the one-time right (the "Early Termination Right") to terminate this Lease effective as of December 31, 2013 (the "Early Termination Date").  In order to exercise the Early Termination Right, Tenant shall give written notice (the "Early Termination Notice") to Landlord not less than fifteen (15) months prior to the Early Termination Date.  Together with the Early Termination Notice, Tenant shall pay to Landlord an early termination payment (the "Early Termination Payment") in the amount of Nine Hundred Thousand Dollars ($900,000.00) as an early termination payment and as compensation to Landlord for its unamortized transaction costs associated with this Lease and other costs caused by the early termination.  Time shall be of the essence with respect to the giving of the Early Termination Notice.

(b) If the Early Termination Notice is duly given by Tenant to Landlord and the Early Termination Payment is duly made, then this Lease shall terminate on the Early Termination Date with the same effect as if the Early Termination Date were the Expiration Date set forth in this Lease.  If the Early Termination Notice is not timely given or the Early Termination Payment is not timely made, then the Lease Term shall continue to and until the Expiration Date as if this Section 2.5 were not included herein.

SECTION 2.6    Included Property.  It is Landlord's understanding that the Current Tenant, upon vacating the Premises, will leave substantially all of its furniture and equipment that are located therein.  Such items of furniture and equipment are enumerated on Exhibit "F" which is annexed hereto (the "Included Property").  Landlord represents that the Current Tenant has agreed to leave the Included Property in the Premises upon vacating the Premises and that the Included Property is not subject to any liens or encumbrances.  Upon taking possession of the Premises, Tenant shall assume ownership of the Included Property in its then "as is" condition, and Tenant shall thereafter be deemed to be the owner of the Included Property for all purposes.  Tenant has inspected the Included Property and is satisfied (a) that all items of the Included Property remain in the Premises and (b) with the condition of all of the items of the Included Property.  Landlord is making no representations regarding the condition, suitability or value of any of the Included Property.  If any items of the Included Property are not present in the Premises on the date that Tenant takes possession of the Premises, Landlord shall have no responsibility therefor.  At the request of Tenant, Landlord shall obtain a bill of sale for the Included Property in Tenant's name from the Current Tenant.

ARTICLE 3

OWNERSHIP OF IMPROVEMENTS

SECTION 3.1    Ownership of Improvements.  Any improvement in, to or upon the Premises made by or for Tenant or any subtenant or other occupant (the "Improvements") shall at the end of the Lease Term become the property of Landlord (regardless of whether they were installed by Tenant or at Tenant's expense) and shall remain upon and be surrendered with the Premises as a part thereof; provided, however, that Landlord may elect, by written notice to Tenant not less than thirty (30) days prior to the end of the Lease Term, to have Tenant remove from the Premises prior to the end of the Lease Term any or all Special Improvements which have been installed in the Premises by or on behalf of Tenant or any subtenant or other occupant.  Upon such removal, Tenant shall, immediately and at its expense, repair and restore the Premises to their condition prior to the installation of such Special Improvements and shall repair any damage to the Premises or the Building caused by such removal.  The obligations of Tenant under this Section 3.1 shall survive the expiration or earlier termination of this Lease.  As used in this Section 3.1, the term "Special Improvements" shall mean Improvements that are more difficult and/or expensive to remove than standard office installations, including without limitation, vaults, auditoriums, kitchens, private bathrooms, staircases, libraries, computer rooms, telecommunications systems, raised flooring and all data and communications wiring and cabling, but shall not include (a) data and communications wiring which is present in the Premises on the Term Commencement Date, (b) any ceiling hung supplementary air conditioning unit installed by the Tenant during the Lease Term or (c) a computer room which has equipment racks only and no raised floors, provided that, at Landlord's option, the wiring therein has been cut back to the plenum.

SECTION 3.2    Special Improvement Inquiry.  At the time that Tenant submits its proposed Plans and Specifications for any proposed Alteration to Landlord in accordance with Article 8, Tenant may submit to Landlord a written inquiry (a "Special Improvement Inquiry") as to whether or not Landlord considers any portion of the proposed Alteration included in the proposed Plans and Specifications to be Special Improvements for purposes of Section 3.1 and, if so, whether it will require such Special Improvements to be removed by Tenant prior to the end of the Lease Term in accordance with Section 3.1.  Landlord shall provide a written response to any Special Improvement Inquiry to Tenant together with its advice of the approval of the Plans and Specifications or its required revisions thereto within the time periods set forth in Section 8.2.

ARTICLE 4

RENTS

SECTION 4.1    Rents.  Subject to the second sentence of Section 4.3, commencing on the Term Commencement Date and continuing thereafter during the Lease Term, Tenant shall pay to Landlord the following rents for the Premises (collectively, the "Rents"): (a) a base rent per annum (the "Base Rent") in an amount equal to the Initial Base Rent, as adjusted hereafter as set forth in Section 4.5, and (b) additional charges ("Additional Rent"), consisting of all other sums payable by Tenant under the provisions of this Lease.

SECTION 4.2    Payment of Rents.  Tenant shall pay the Rents when due, without notice or demand, and without any abatement, deduction or set-off, except for notices, demands, abatements, deductions and set-offs expressly provided for elsewhere in this Lease.  Tenant shall pay the Rents to Landlord by check payable to the order of Landlord, or such agent as Landlord may from time to time designate for payment of Rents, in lawful money of the United States at the Address of Landlord or such other place in the City of New York as Landlord may designate by notice to Tenant.  All checks shall be drawn on a local bank that is a member of the New York Clearinghouse Association.  Alternatively, Tenant may pay the Rents to Landlord by wire remittance to such bank account that Landlord shall designate upon the written request of Tenant (which bank account may be changed by Landlord from time to time by written notice to Tenant).

SECTION 4.3    Payment of Base Rent; Abatement Thereof.  Tenant shall pay the annual Base Rent to Landlord in equal monthly installments in advance on the first day of each calendar month of the Lease Term, except that the first monthly installment of Base Rent shall be paid upon the execution of this Lease.  Notwithstanding anything to the contrary contained in this Lease, the Base Rent shall be abated during the period beginning on the Term Commencement Date and ending on the day prior to the Rent Commencement Date.

SECTION 4.4    Rent for a Partial Month.  The Base Rent for any portion of a calendar month included in the Lease Term shall be prorated in the ratio that the number of days in such portion bears to the number of days in such month.

SECTION 4.5    Adjustment of Base Rent.

(a) Effective as of the date which is the thirty (30) month anniversary of the Rent Commencement Date, the Base Rent shall be increased to $1,296,000.00 per annum (which amount is equal to $81.00 per rentable square foot of Rentable Area of the Premises per annum), payable in monthly installments of $108,000.00.

(b) Effective as of the date which is the sixty (60) month anniversary of the Rent Commencement Date, the Base Rent shall be increased to $1,384,000.00 per annum (which amount as equal to $86.50 per square foot of Rentable Area of the Premises per annum), payable in monthly installment of $115,333.33.

SECTION 4.6    Interest.  If any payment of Rent is not received by Landlord on the due date thereof, Tenant shall pay Landlord interest on such payment from the due date thereof until the date of receipt thereof by Landlord at a rate (the "Interest Rate") equal to the lesser of (a) three percent (3%) above the then current "prime" or "base" rate of Citibank, N.A. or its successor, from time to time in effect in New York, New York or (b) the maximum rate of interest chargeable under applicable law.  No interest shall be payable for the first late payment of Rent in any twelve (12) month period, provided that such payment is no more than five (5) days late.

SECTION 4.7    Payment of Additional Rent.  Unless another time shall be herein expressly provided for the payment of Additional Rent, the same shall be due and payable within fifteen (15) days of demand therefor, and Landlord shall have the same remedies for failure to pay Additional Rent as for non-payment of Base Rent.

SECTION 4.8    Partial Payment.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the full Rents due shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance, treat such partial payment as a default or pursue any remedy provided in this Lease or at law or in equity.  If at any time Tenant shall pay Landlord less than the full amount of such Rents then due, Landlord shall have the right to apply such payment to any item or items of Rents that Landlord, in its discretion, deems appropriate.

SECTION 4.9    Late Charge.  If any payment of Rent is not received by Landlord within ten (10) days after the due date thereof, Tenant shall pay to Landlord, as Additional Rent, a late charge (the "Late Charge") of five cents ($.05) for each dollar so overdue to defray Landlord's administrative costs in handling such late payment.  Acceptance of the Late Charge by Landlord shall not cure or waive Tenant's default, nor prevent Landlord from exercising, before or after such acceptance, any of the remedies for a default provided by this Lease, at law or in equity.

ARTICLE 5

TAX AND OPERATING EXPENSE ADJUSTMENTS

SECTION 5.1    Tax and Operating Expense Definitions.

5.1.1 "Tax Year" means a period of twelve (12) consecutive full calendar months, the first full Tax Year to commence on the July 1 immediately following the Term Commencement Date (or on the Term Commencement Date if the Term Commencement Date is July 1), with each succeeding Tax Year commencing on the anniversary date of such first Tax Year.  Any portion of the Lease Term that is less than a full Tax Year, that is, from the Term Commencement Date (if other than July 1) through the following June 30 and from the last July 1 falling within the Lease Term to the end of the Lease Term (if the Lease Term does not end on June 30), shall be deemed a "Partial Tax Year".  Any reference in this Lease to a Tax Year shall, unless the context expressly indicates otherwise, be deemed to be a reference to a Partial Tax Year if the period in question involves a Partial Tax Year.

5.1.2 "Taxes", for any Tax Year, means the aggregate amount of all (a) real property taxes imposed by The City of New York which shall during such Tax Year be levied, assessed, imposed, or become due and payable, or liens upon, or arise in connection with, the use, occupancy or possession of the Building (but excluding (i) any interest, late payment charges or penalties payable by Landlord as a result of the late payment of Taxes and (ii) any discounts received by Landlord as a result of the early payment of Taxes), (b) assessments made upon or with respect to any "air" and "development" rights affecting the Building and its appurtenant interests, (c) general or specific assessments and other taxes, governmental impositions, duties, charges and levies of every kind, character and nature whatsoever, extraordinary and ordinary, foreseen and unforeseen, which shall during such Tax Year be levied, assessed, imposed, or become due and payable, or liens upon, or arise in connection with, the use, occupancy or possession of the Building, (d) except in the case of the calculation of Base Taxes, expenses incurred by Landlord, including attorneys' fees and disbursements, payments to appraisers and fees to experts and other witnesses in contesting any of the items referred to in clauses (a), (b) and (c) above in respect of such Tax Year regardless of when such expenses are actually incurred, and (e) Landlord's share of any fee, tax or charge imposed for such Tax Year by any governmental authority for any vaults, vault space or other properties within or outside the boundaries of the land underlying the Building.  Nothing in the preceding sentence shall be construed to include as Taxes any inheritance, estate, succession, transfer, gift, franchise, corporation, excise, income or profit tax or capital levy that is imposed upon Landlord.  If, however, at any time during the Lease Term the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as a substitute for, the whole or any part of the Taxes now levied, assessed or imposed on real estate or upon Landlord with respect to the Building, the Premises or the land underlying the Building there shall be levied, assessed or imposed any other tax, fee, charge, imposition or assessment, however denominated, including (i) a tax on the rents received from such real estate, (ii) a license fee measured by the rents receivable by Landlord from the Building, (iii) a tax or license fee imposed upon Landlord that is otherwise measured by, or based upon, the Building or the Premises or (iv) a payment in lieu of taxes, then such other tax, fee, charge, imposition or assessment, computed as if the amount of such tax, fee, charge imposition or assessment so payable was that which would be due if the Building or the Premises were the only property of Landlord subject thereto, shall be included in Taxes.  If Landlord has the option of paying any special assessment which constitutes a portion of Taxes in installments, Landlord shall exercise such option, and only the installments payable during Tax Year shall be included in Taxes for such Tax Year.

5.1.3 Intentionally Omitted.

5.1.4 "Lease Year" means any full calendar year falling within the Lease Term and "Partial Lease Year" means any partial calendar year at the beginning or end of the Lease Term.  Any reference in this Lease to a Lease Year shall, unless the context clearly indicates otherwise, be deemed to be a reference to a Partial Lease Year if the period in question involves a Partial Lease Year.

5.1.5 "Operating Expenses" for any Lease Year, means the aggregate of all costs, expenses and disbursements of every kind and nature paid or incurred during such Lease Year by or on behalf of Landlord or its agent or any contractor employed by or on behalf of Landlord with respect to the operation, repair, cleaning, maintenance, management and security of the Building.

5.1.5.1 Operating Expenses - Inclusions.  Without in any way limiting the generality of Section 5.1.5, Operating Expenses shall include the following:

(a) salaries, wages, fringe benefits of every kind and nature, bonuses and the cost of any hospitalization, medical, surgical, workers' compensation, union and general welfare, pension, retirement or life insurance plans, disability or other benefits imposed by law or otherwise with respect to employees and social security, unemployment and other payroll taxes (including any other benefit or expense that is customary for workers in first-class midtown Manhattan office buildings) relating to the employees of Landlord or its agents or contractors engaged in the operation, repair, cleaning, maintenance, management and security of the Building; provided, that if any such employees of Landlord or its agents provide services for more than one building of Landlord, then a prorated portion of their wages, benefits and taxes shall be included in Operating Expenses, based on the portion of their working time devoted to the Building;

(b) the cost of gas, steam or other fuel (other than electricity); operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water; hot and cold water; sewer and other utilities (other than electricity); utility taxes, water rates and charges and sewer rental;

(c) the cost of painting, security (including uniforms) and other services and replacement of tubes, bulbs, lamps and ballasts required for building standard lighting located in or about the Building, except areas of the Building that are leased or available for leasing to tenants;

(d) the cost of all appropriate insurance, including workers' compensation, property, casualty, liability and fidelity insurance and the fees and charges of insurance consultants;

(e) the cost of repairs to, and maintenance of, the Building and Building Equipment;

(f) the cost of interior and exterior landscaping;

(g) the cost of building and cleaning goods, supplies and equipment;

(h) the cost for, or rental charges of (including interest charges paid by, or allocable to, Landlord), machinery, equipment, tools, maintenance facilities or systems used in the operation, safety, repairing, cleaning, maintenance, management and security of the Building, and any sales and other taxes thereon;

(i) the cost of uniforms and dry cleaning;

(j) management fees, or if no management fee is being charged, an amount not in excess of the amount that would be paid for managing a similar first-class mid-town Manhattan office building;

(k) fees and charges payable under service agreements on equipment;

(l) telephone, telegraph, telecopy (or other telecommunication) costs incurred by Landlord or its agents with respect to the operation, safety, repair, cleaning, maintenance, management and security of the Building;

(m) legal, accounting, consulting and professional fees and disbursements incurred in connection with the operation and management of the Building;

(n) following the Operating Expenses Base Period, costs of capital improvements to the Building or its facilities and the systems of each that are intended in good faith to reduce Operating Expenses or that are required by law (whether or not such law is mandatory) (to the extent the cost of such capital improvement is required to be capitalized for federal income tax purposes, such cost shall be amortized on a straight-line basis over the shortest useful life of such capital improvement but not in excess of ten (10) years, and in each of the Lease Years during which such cost is so amortized, the annual amortization, together with interest charges paid by Landlord thereon or, in the absence of actual interest, imputed interest thereon at the Interest Rate, shall be included in Operating Expenses);

(o) fees for and costs of licenses, permits and inspections for the Building;

(p) depreciation on personal property, tools and moveable equipment used in the operation, safety, repair, cleaning, maintenance, management or security of the Building or provided by Landlord for the use or benefit of lessees or occupants, including window coverings and carpeting in public corridors;

(q) costs of contesting the validity or applicability of any law if a successful contest is likely to reduce Operating Expenses or Taxes;

(r) those taxes, duties, charges, levies and assessments that are expended as a part of the Building's operation, repair, maintenance, management and security, but that are not included within Taxes, such as sales, use and utility taxes;

(s) all expenses and costs incurred by Landlord (other than for capital improvements, which are covered by Clause (n) of this Section 5.1.5.1) as a result of or in order to comply with applicable laws, including laws pertaining to energy or natural resource conservation or environmental protection (such as the costs of securing alternative sources of utilities, energy or other products or services and the costs of making the Building or the Premises compatible with the use of such alternative sources);

(t) all charges, taxes, surcharges or assessments imposed by any governmental or quasi-governmental agency or public utility as a means of conserving or controlling the consumption of water, gas, electricity, energy sources or products, natural resources or other products or services; and

(u) the costs of directory maintenance.

It is understood that Base Operating Expenses shall not include amortization arising from the costs of capital improvements to the Building or its facilities made prior to the Rent Commencement Date.  It is the intention of the parties that Tenant shall not be required to make duplicate payments of any Operating Expense item, if such payment was made in relation to the item pursuant to any other provision of this Lease.

5.1.5.2 Operating Expenses - Exclusions.  The term Operating Expenses excludes:

(a) expenses relating to leasing space in the Building (including tenant improvements, leasing commissions and advertising expenses);

(b) legal fees and disbursements incurred for collection of tenant accounts, or negotiation of leases, or relating to disputes between Landlord and other lessees and occupants of the Building;

(c) the cost of electricity and other utilities and services furnished directly to the Premises or to space leased to other lessees and occupants of the Building;

(d) the cost of repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent to which Landlord has actually received compensation therefor through proceeds of insurance or condemnation awards;

(e) expenditures for refinancing and for mortgage debt service;

(f) Taxes and income taxes, excess profits taxes, franchise taxes and other business taxes imposed on Landlord;

(g) depreciation (other than on personal property, tools and moveable equipment as described in Clause (p) of Section 5.1.5.1);

(h) telephone, telegraph, telecopy (or other telecommunication) costs incurred by lessees and occupants of the Building (except to the extent provided in Clause (l) of Section 5.1.5.1);

(i) costs and expenses otherwise includable in Operating Expenses, to the extent that Landlord is reimbursed from other sources for such costs and expenses;

(j) salaries, wages and fringe benefits of ever kind and nature of executives above the grade of Building Manager; it being understood that the cost for any person who is performing the functions of Building Manager on an interim basis and the costs of training new Building Managers and their salaries, wages and fringe benefits during the training period shall be includable as Operating Expenses;

(k) cleaning costs for tenant space in the Building, which are covered by Section 5.3;

(l) Building Electric Costs, which are covered by Section 5.4;

(m) the cost of capital improvements except to the extent provided in Section 5.1.5.1;

(n) payments made by Landlord to a corporation or other entity affiliated with Landlord for goods and services includable in Operating Expenses to the extent that such payments exceed the amounts that would have been paid to independent third parties for goods and services of like kind;

(o) ground rent, if any, or other similar payments made under a lease or sublease of the Building by Landlord;

(p) rent, additional rent or other charges under any lease or sublease which is assumed by Landlord;

(q) attorneys' fees and disbursements and other costs in connection with any judgment, settlement or arbitration resulting from any tort liability on the part of Landlord and the amount of such settlement, judgment or award, including any punitive damages assessed against Landlord;

(r) the cost to Landlord of installing, maintaining and operating any special facility in the Building to the extent such facility is for use by the general public, such as an observatory, broadcasting facility, luncheon club, athletic club or recreational club;

(s) fines, interest, late charges and penalties payable by Landlord resulting from noncompliance with laws;

(t) the incremental cost of any services performed for other tenants of the Building which are not performed for Tenant;

(u) interest, penalties and late charges incurred as a result of late payments made by Landlord;

(v) accrued and unfunded pension benefits of employees of Landlord; and

(w) any cost that would otherwise be includable as an Operating Expense to the extent that the same is reimbursed to Landlord by proceeds of insurance, condemnation award or by other parties (except pursuant to this Article 5).

5.1.6 "Base Operating Expenses" means the Operating Expenses for the Operating Expenses Base Period.

SECTION 5.2    Payment of Tenant's Share of Taxes and Operating Expenses.

5.2.1 Payment of Tenant's Share of Taxes.

5.2.1.1 Tax Payment and Tax Statement.  If Taxes for any Tax Year or Partial Tax Year shall exceed Base Taxes, Tenant shall pay to Landlord as Additional Rent, an amount equal to Tenant's Share of such excess in the manner set forth in this Section 5.2.1.  For any Partial Tax Year in which the Lease Term shall commence or end, the Tax Payment (as hereinafter defined) for such Partial Tax Year shall be a prorated amount computed on a per diem basis.  At any time during or after the Lease Term, Landlord may render to Tenant a statement (the "Tax Statement") showing (a) a comparison  of the Taxes for any given Tax Year with the Base Taxes (prior to the availability of the amount of the Base Taxes, such amount may be estimated by Landlord, subject to reconciliation when the actual amount of the Base Taxes becomes known) and (b) Tenant's Share of any such excess (the "Tax Payment" for such Tax Year).  Tenant shall pay to Landlord, in two (2) equal installments, in advance on June 1 immediately preceding such Tax Year and December 1 of such Tax Year, the Tax Payment for such Tax Year shown on the Tax Statement.  If the taxing authority changes the number or amount of installments of Taxes or the dates on which Taxes are required to be paid, then the number, amounts or due dates of the installments of the Tax Payment shall be correspondingly revised so that the Tax Payment (or the installments thereof) shall be due on the later of (i) thirty (30) days prior to the date the corresponding payment is due to such authority or (ii) ten (10) days after Landlord's rendition of the applicable Tax Statement.  If any additional Taxes are imposed during any Tax Year or if any Tax Statement contains an error, Landlord may at any time deliver revised Tax Statements to Tenant.  If the Tax Payment reflected on such revised Tax Statement exceeds the Tax Payment reflected on the prior Tax Statement furnished to Tenant under this Section 5.2.1.1 for such Tax Year, Tenant shall pay such excess to Landlord within fifteen (15) days of receipt of such revised Tax Statement.  If the Tax Payment reflected on the prior Tax Statement furnished to Tenant exceeds the Tax Payment reflected on the revised Tax Statement, Landlord, at its option, shall pay to Tenant the amount of such excess or credit the amount of such excess to the next installments of Base Rent payable under this Lease.  Landlord's failure to render a Tax Statement during any Tax Year or failure to make a demand under this Section 5.2.1 shall not prejudice Landlord's right to render a Tax Statement with respect to such Tax Year during any subsequent Tax Year or with respect to any subsequent Tax Year, and shall not eliminate or reduce Tenant's obligation to pay the Tax Payment for such Tax Year or act as a waiver of any kind, provided that Landlord's right to render a revised Tax Statement for any Tax Year shall expire two (2) years after the end of the Tax Year in question.  Whenever so requested, Landlord shall furnish Tenant with a reproduced copy of the tax bill and any revised tax bill for the Taxes for the current or next preceding Tax Year.

5.2.1.2 Adjustments of Tax Payment.

(a) If Landlord shall receive a refund of any portion of the Taxes for a Tax Year and such refund is not reflected on the most recent Tax Statement issued for such Tax Year (the "Most Recent Tax Statement"), then, regardless of whether this Lease shall have terminated, Landlord shall recompute the Tax Payment for such Tax Year (taking into account the refund and any expenses actually incurred in obtaining the same that are properly includable in Taxes under Section 5.1.2), furnish Tenant with an adjusted Tax Statement (an "Adjusted Tax Statement") reflecting such refund, and, within fifteen (15) days pay to Tenant the excess of the Tax Payment reflected on such Most Recent Tax Statement over the Tax Payment reflected on such Adjusted Tax Statement.

(b) If, after a Tax Statement has been sent to Tenant, the assessed valuation used in computing the Base Taxes is reduced, then, regardless of whether this Lease shall have terminated, Landlord may recompute the Tax Payment for such Tax Year (using such lower amount to compute the Base Taxes) and furnish Tenant with an Adjusted Tax Statement reflecting such lower amount, and Tenant, within fifteen (15) days of its receipt of such Adjusted Tax Statement, shall pay to Landlord the excess of the Tax Payment reflected on such Adjusted Tax Statement over the Tax Payment reflected on such Tax Statement.

5.2.1.3 Miscellaneous Tax Matters.  Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation of the Building or contest any item comprising Taxes.  Landlord agrees, unless Tenant has consented to the contrary in writing, to institute tax reduction or other proceedings to reduce the assessed valuation of the Building for each Tax Year.  Tenant's liability for any Tax Payment due under this Section 5.2.1 shall survive the expiration or earlier termination of this Lease for a period of two (2) years.  In no event shall Base Rent ever be reduced by operation of any provisions of this Section 5.2.1.

5.2.2 Payment of Tenant's Share of Operating Expenses.

5.2.2.1 Operating Payment and Operating Statement.  If Operating Expenses for any Lease Year or Partial Lease Year shall exceed the amount of Operating Expenses for the Operating Expenses Base Period, Tenant shall pay to Landlord as Additional Rent, an amount (the "Operating Payment") equal to Tenant's Share of such excess in the manner set forth in this Section 5.2.2.  For any Partial Lease Year, the Operating Payment with respect to such Partial Lease Year shall be a prorated amount computed on a per diem basis.

Prior to or promptly after the commencement of each Lease Year, Landlord shall submit to Tenant a statement (the "Estimated Operating Statement") setting forth Landlord's estimate of Operating Expenses for such Lease Year and a comparison between such estimated Operating Expenses and the Operating Expenses for the Operating Expenses

Base Period (which amount may be estimated by Landlord prior to the time when such amount becomes known, subject to reconciliation) and indicating Tenant's Share of any estimated increase.  Landlord may adjust the Estimated Operating Statement from time to time to assure that the estimated Operating Expenses will approximate Operating Expenses for the applicable Lease Year.  Landlord's failure to render an Estimated Operating Statement during or with respect to any Lease Year or failure to make a demand under this Section 5.2.2 shall not prejudice Landlord's right to render an Estimated Operating Statement during or with respect to such Lease Year or any subsequent Lease Year, and shall not eliminate or reduce Tenant's obligation to pay such excess in Operating Expenses pursuant to this Section 5.2.2 for such Lease Year or act as a waiver of any kind.  On the first day of the month following the furnishing to Tenant of an Estimated Operating Statement, Tenant shall pay to Landlord a sum equal to one-twelfth (1/12th) of such estimated excess in Operating Expenses multiplied by the number of months (and any fraction thereof), to and including the then current month, that have elapsed since the commencement of such Lease Year less the aggregate of any payments made on account of Additional Rent in respect of Operating Expenses made since the commencement of such Lease Year pursuant to this Section 5.2.2.  On the first day of the month following the furnishing to Tenant of an Estimated Operating Statement and continuing monthly on the first day of every month thereafter until rendition of the next succeeding Estimated Operating Statement, Tenant shall pay an amount equal to one-twelfth (1/12th) of such estimated increase; provided, however, that if a new Estimated Operating Statement is issued for such Lease Year, the monthly amount shall be changed as provided in this Section 5.2.2.1.  On or prior to the July 1 next following the end of any Lease Year, or as soon thereafter as Landlord is able to do so, Landlord shall submit to Tenant a statement (the "Operating Statement") setting forth (a) a reasonably detailed statement of the Operating Expenses for such Lease Year, (b) the excess of such Operating Expenses over the Base Operating Expenses, (c) the Operating Payment for such Lease Year, (d) the aggregate payment made by Tenant in respect of such Operating Payment pursuant to this Section 5.2.2.1 or otherwise, (e) whether such aggregate payment constitutes an overpayment or underpayment of the Operating Payment and (f) the amount of such overpayment or underpayment.  Tenant shall pay the amount of any underpayment within five (5) days after receipt of the Operating Statement.  If Tenant has overpaid the Tenant's Share of such increase, Landlord, at its option, shall pay to Tenant the amount of such overpayment or credit the overpayment to the next installments of Additional Rent in respect of Operating Expenses payable under this Section 5.2.2.1, except that, if there are no further installments of Additional Rent in respect of Operating Expenses due under this Lease, Landlord shall pay the amount of the overpayment to Tenant within fifteen (15) days.  Landlord's failure to render the Operating Statement or a revised Operating Statement with respect to any Lease Year or Partial Lease Year shall not operate to eliminate or reduce Tenant's obligations to pay any such underpayment pursuant to this Section 5.2.2 or to act as a waiver of any kind, provided that Landlord’s right to demand such payment shall expire two (2) years after the end of the Lease Year or Partial Lease Year in question.

5.2.2.2 Miscellaneous Operating Expense Matters.

(a) If after Tenant shall have made a payment of Additional Rent in respect of Operating Expenses and regardless of whether this Lease shall have terminated, Landlord shall receive a refund of any portion of the Operating Expenses on which such payment was based, Landlord shall pay to Tenant Tenant's Share of such net refund (after deduction of all expenses incurred by Landlord in connection with obtaining the refund) within fifteen (15) days after receipt thereof or, at its option, credit Tenant's Share of any such net refund to the next installments of Base Rent payable under this Lease.  Tenant's liability for the Additional Rent in respect of Operating Expenses due under this Section 5.2.2 shall survive the expiration or earlier termination of this Lease.  In no event shall the Base Rent ever be reduced by the operation of any provision of this Section 5.2.2.

(b) If during all or part of any Lease Year (including the Operating Expenses Base Period) (a) less than all of the leasable space of the Building is occupied by tenants or occupants and/or (b) a tenant or occupant of any leasable space of the Building undertakes to perform work or services therein in lieu of having Landlord perform the same and the cost thereof would have been included in Operating Expenses, the Operating Expenses for such Lease Year shall be increased to reflect the Operating Expenses that would have been payable had the Building been fully occupied throughout such Lease Year or had Landlord performed such work or services.  If during any Lease Year Landlord shall achieve a reduction in Operating Expenses through the reduction of personnel or the elimination of other fixed costs, then, for purposes of calculating the Operating Payment for such Lease Year and all subsequent Lease Years to which such reduction is applicable, a comparable reduction shall be made in the Operating Expenses for the Operating Expenses Base Period.

5.2.3 Tenant's Objection to Tax Statement or Operating Statement.  Any Tax Statement or Operating Statement shall be conclusively binding upon Tenant unless (a) Tenant shall send Landlord a notice within one hundred twenty (120) days of receipt thereof, stating that Tenant objects to Landlord's determination therein of (i) the Tax Payment or (ii) the Operating Payment, and specifying in general terms the reasons for such objection and further stating that Tenant desires to make the examination permitted by this Section 5.2.3, and (b) within forty five (45) days after the notice referred to in clause (a) above, Tenant shall give Landlord a notice that it still disputes Landlord's determination of such Tax Payment or Operating Payment, as the case may be, specifying with reference to the particular books and records of Landlord, the particular respects in which such Tax Statement or Operating Statement is claimed to be inaccurate, and requesting that the dispute be resolved by arbitration pursuant to Section 5.2.4.

From and after the date of Tenant's notice under clause (a) above until the expiration of the time period within which Tenant may send its notice under clause (b) above, Landlord shall afford Tenant the right on one or more occasions at reasonable times to examine (and make extracts from and copies of) (x) in the case of an objection by Tenant under clause (a)(i) above, Landlord's actual tax bills and notifications of assessed valuation for the Building, and any other books and records of Landlord reasonably relating to Taxes or (y) in the case of an objection by Tenant under clause (a) (ii) above, Landlord's books and records reasonably relating to the operation, safety, repair, cleaning, maintenance, management and security of the Building but limited to the matters as to which Tenant has raised objections.  Each time Tenant desires to make any such examination, it shall give reasonable advance notice to Landlord of the date on which it will conduct such examination.  Tenant shall conduct such examination at the business office of Landlord or its agent in The City of New York during the normal business hours of such office.  In no event shall Tenant engage any Person to assist in the examination of Landlord's books and records pursuant to this paragraph of this Section 5.2.3 ("Tenant's Consultant") (a) unless such Person is an independent firm of certified public accountants and (b) if such Person is being compensated on a contingency or other success-based basis.  Tenant shall maintain, and shall cause Tenant's Consultant to maintain, all information obtained in the course of such examination in strict confidence.  Prior to making any examination of Landlord's books and records, Tenant and Tenant's Consultant shall sign Landlord's standard form of Confidentiality and Non-Disclosure Agreement with respect thereto.

Objection by Tenant shall not excuse or abate Tenant's obligation to make the payments required by this Section 5.2 pending resolution of Tenant's objection.  If the Tax Payment for such Tax Year or the Operating Payment for such Lease Year, as determined by such arbitration (or by settlement), is more or less than the amount thereof indicated in the Tax Statement or the Operating Statement, as the case may be, Tenant shall pay to Landlord any difference in Landlord's favor within fifteen (15) days , and Tenant shall receive a credit against the next installments of Base Rent (or, following the expiration of the Lease Term, a refund payable within fifteen (15) days) for any difference in Tenant's favor.

5.2.4 Arbitration.  Any dispute under Section 5.2.3 which cannot be resolved by negotiations between the parties shall be determined by arbitration conducted in New York, New York in accordance with the rules of the American Arbitration Association (or its successor) by a panel of three (3) arbitrators, designated in accordance with the provisions of the next sentence, each of whom shall be an independent certified public accountant.  Tenant shall designate an arbitrator meeting the foregoing requirements in its written notice requesting arbitration made pursuant to Section 5.2.3.  Landlord shall, by written notice to Tenant, designate a second arbitrator meeting the foregoing requirements within thirty (30) days after receipt of Tenant's notice.  Within thirty (30) days after Landlord's notice to Tenant, the two arbitrators so designated shall select the third arbitrator, who shall also meet the requirements set forth in the second immediately preceding sentence, and if they do not do so, the third arbitrator shall be selected by the American Arbitration Association.  Landlord and Tenant shall execute all documents and do all other things necessary to submit the dispute to arbitration pursuant to this Section.  A judgment or order may be entered in any court of competent jurisdiction based upon an arbitration award made in an arbitration pursuant to this Section.  The costs and expenses of arbitration shall be shared equally by Landlord and Tenant, but each party shall be responsible for its own costs and expenses and the fees and expenses of its own witnesses and counsel and the arbitrator designated by it.  The arbitrators shall have the right to consult experts in the matter under arbitration; provided, that any such consultation shall be made only after twenty (20) days' prior notice to the Landlord and Tenant and only in their presence, with full right on their part to cross-examine such experts.  The arbitrators' decision and award shall be in writing and counterpart copies thereof shall be delivered to Landlord and Tenant.  In rendering their decision and award, the arbitrators shall have no power to vary, modify or amend any provision of this Lease.

SECTION 5.3    Payment of Tenant's Share of Cleaning Cost.

5.3.1 Cleaning Cost Definitions.

5.3.1.1 "Base Labor Rate" shall mean the Labor Rate as of January 1, 2009 as contained in the agreement between the Realty Advisory Board on Labor Relations, Inc. and Local 32B-32J of the Building Service Employees International Union AFL-CIO, which Base Labor Rate shall not be changed in the event of any change hereafter made in such agreement with respect to the Labor Rate as of January 1, 2009 nor affected by any cost of living adjustments provided for in such agreement.

5.3.1.2 "Cleaning Cost Factor" shall mean $1,210,000.00.

5.3.1.3  "Labor Rate" shall mean the average hourly cost, inclusive of allocations and apportionments of taxes and fringe benefits incident, applicable, allocable or reasonably related thereto, for an hour's work by a porter engaged to work full time, based on the minimum regular hourly wage rate for such employment, including the amount of any sales taxes assessed with respect to such wages and paid by Landlord if Landlord retains an independent contractor to provide cleaning services, determined as follows:

(a) The minimum regular hourly wage shall be the rate for employment of porters in Class A office buildings from time to time established by agreement between the Realty Advisory Board on Labor Relations, Inc. and Local 32B-32J of the Building Service Employees International Union AFL-CIO or by the successors to either or both of them, which rate shall be used in computations under this Section 5.3 whether or not porters' wages are actually paid by or for Landlord or by independent contractors who furnish such services to the Building.

(b) The term "porters" shall mean that classification of employee engaged in the general maintenance and operation of office buildings most nearly comparable to that classification now applicable to porters in the agreement currently in force with such Local 32B-32J (which classification is presently termed "others" in such agreement).

(c) The term "fringe benefits" shall mean all fringe benefits, including, without limitation, amounts for, allocable to or attributable to:  pensions and welfare funds; vacations, holidays, sick days, birthdays, jury duty, medical checkup, lunch hours, relief time, "personal" days and other paid time off; bonuses; and social security, unemployment, disability benefits, health, life, accident, workmen's compensation and other types of insurance.  If length of service shall be a factor in determining any element of fringe benefits, it shall be conclusively presumed that all employees have completed one (1) year of service on the first day of the calendar year in which this Lease was signed, plus one (1) additional year of service as of the first day of each subsequent calendar year during the Lease Term.

If there is no such union agreement in effect at any time during the Lease Term, then all computations and payments called for in this Section 5.3 shall nevertheless be made, but shall be made on the basis of the regular hourly wage rates, plus allocations and apportionments of taxes and fringe benefits incident, applicable, allocable or reasonably related thereto, actually being paid or accrued at such time by Landlord, or by the contractor performing the cleaning services for Landlord, for such porters, and appropriate retroactive adjustment shall thereafter be made if and when the minimum regular hourly wage rate pursuant to such agreement is finally determined.  If any such union agreement shall require the regular employment of porters on days or during hours when overtime or other premium pay rates are in effect, then the "regular hourly wage rate", as used above, shall be deemed to mean the actual weekly wage rate, divided by the actual hours in a calendar week during which such porters are required to be employed (if, for example, such an agreement shall require the regular employment of building porters for forty (40) hours during a calendar week at a regular hourly wage rate of $6.00 for the first thirty (30) hours, and premium or overtime hourly wage rate of $8.00 for the remaining ten hours, then the "regular hourly wage rate" under this Section 5.3 shall be deemed to be the total weekly wage rate of $260.00 divided by forty (40), the total number of required hours of employment, which equals $6.50).

5.3.2 Cleaning Cost Payment.

(a) If the Labor Rate in effect on the first day of any Lease Year shall exceed the Base Labor Rate, Tenant shall pay as Additional Rent for such Lease Year an amount (the "Cleaning Cost Payment") equal to Tenant's Share of the product obtained by multiplying the Cleaning Cost Factor by a fraction, the numerator of which is the Labor Rate in effect on the first day of such Lease Year less the Base Labor Rate, and the denominator of which is the Base Labor Rate.

(b) Promptly after the start of each Lease Year Landlord shall furnish to Tenant a statement setting forth the Cleaning Cost Payment for such Lease Year.

(c) Tenant's obligation to pay the Cleaning Cost Payment shall accrue as of the first day of the relevant Lease Year, and the Cleaning Cost Payment shall be payable in twelve (12) equal monthly installments, in advance, on the first day of each month during such Lease Year; provided, however, that:  (i) until the first day of the month following the month in which Landlord's statement regarding the Cleaning Cost Payment is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to one-twelfth (1/12) of the Cleaning Cost Payment for the preceding Lease Year; and (ii) within fifteen (15) days after such Landlord's statement is furnished to Tenant, Tenant shall pay to Landlord any deficiency in the Cleaning Cost Payment, or if there shall have been an overpayment, Landlord shall credit the amount thereof against the next succeeding installments of Base Rent, except that, if there are no further installments of Base Rent due under this Lease, Landlord shall pay the amount of the overpayment to Tenant within fifteen (15) days.  In the event that the Labor Rate shall be changed during a Lease Year, an appropriate adjustment in the Cleaning Cost Payment shall be made by Landlord in an additional statement, the monthly installments thereof shall be appropriately adjusted effective as of the effective date of such change, and, within five (5) days after such additional statement is furnished to Tenant, Tenant shall pay to Landlord any deficiency in prior payments of such monthly installments.

SECTION 5.4    Building Electricity Costs.

(a) Tenant shall pay to Landlord monthly as Additional Rent, Tenant's Share of Building Electricity Costs in accordance with this Section 5.4.  The term "Building Electricity Costs" shall mean all amounts payable by Landlord to the public utility or other entity supplying electricity to the Building with respect to all electricity purchased by Landlord for the Building.  There shall be excluded from Building Electricity Costs the cost of any electricity supplied to areas leased by Tenant or other tenants or occupants of the Building, including the cost of the electricity supplied to Tenant or other tenants or occupants of the Building, if Landlord shall be supplying such electricity on a submetering basis pursuant to Section 6.1.1.2.

(b) For each month during the Lease Term, Tenant shall pay to Landlord an amount equal to Tenant's Share of Building Electricity Costs.  The aforesaid monthly payments shall be made on the first day of each month during the Lease Term and shall be based, in the first instance, on reasonable estimates of Building Electricity Costs which shall be prepared by Landlord and set forth in a statement delivered to Tenant.  Thereafter, such payments shall be adjusted from time to time so as to reflect changes in Landlord's estimates of the Building Electricity Costs.  After the end of each Lease Year, Landlord shall furnish to Tenant a statement showing Tenant's Share of the Building Electricity Costs for such Lease Year.  Within five (5) days after such statement is furnished to Tenant, Tenant shall pay any deficiency in Tenant's prior payments during such Lease Year in respect of Tenant's Share of such Building Electricity Costs, or if there shall have been an overpayment, Landlord shall credit the amount thereof against the next succeeding installments of Base Rent, except that, if there are no further installments of Base Rent due under this Lease, Landlord shall pay the amount of the overpayment to Tenant within fifteen (15) days.

(c) If during all or any part of any Lease Year less than all of the leasable space of the Building is occupied by tenants and/or occupants, the amount of the Building Electricity Costs for such Lease Year shall be increased to reflect the Building Electricity Costs that would have been payable had the Building been fully occupied throughout such Lease Year.

(d) Landlord represents that the Building Electricity Costs for the year 2007 were $2.40 per rentable square foot per annum.

ARTICLE 6

SERVICES AND UTILITIES

SECTION 6.1    Electricity.

6.1.1 Method For Providing Electricity.  On and immediately after the Term Commencement Date, electricity shall be supplied to the Premises in accordance with the provisions of Section 6.1.1.1.  At any time during the Lease Term, provided it is then not permissible under applicable laws or the requirements of the New York State Public Service Commission to furnish electricity on a direct supply basis, Landlord may have electricity supplied to the Premises in accordance with Section 6.1.1.2 during the period of such impermissibility.

6.1.1.1 Direct Supply.  During any period in which electricity is furnished to the Premises pursuant to this Section 6.1.1.1, Tenant shall arrange to obtain electrical energy from the utility company furnishing electrical energy to the Building.  The costs of such service shall be paid by Tenant directly to such utility company, and a default by Tenant in the timely payment of any bill or charge of such utility company shall be deemed a default by Tenant under this Lease.  Subject to the provisions of Sections 6.1.2, 6.1.3, and 6.1.4, and Article 8, Landlord shall permit Tenant to bring electrical energy into the Premises through feeders, risers, wiring and other electrical facilities presently installed in the Building for Tenant's reasonable use of lighting, personal computers, copiers, normal office equipment and other low energy consuming appliances, and for Tenant's use of such other machines and equipment as Landlord may reasonably permit to be installed in the Premises.  Landlord shall permit such feeders, risers, wiring and other electrical facilities serving the Premises to be used by Tenant to the extent available, suitable and safe.  Tenant shall utilize the existing electric meter in the Premises to measure its consumption of electricity.  Landlord represent that on the Term Commencement Date, the electric meter is in good working order.  Tenant shall bear the cost of the repair and maintenance of the existing electric meter throughout the Lease Term.

6.1.1.2 Submetering.  During any period in which Landlord furnishes electricity to the Premises in accordance with this Section 6.1.1.2 by submetering, Tenant shall purchase from Landlord, or from a meter company designated by Landlord, all electricity consumed in the Premises and shall pay to Landlord or the meter company, as Additional Rent, the amounts for electricity consumed (the "Electricity Additional Rent") determined by a meter or meters (measuring both consumption and demand) and related equipment installed (or, if existing, retrofitted) by Landlord in accordance with Landlord's specifications at Landlord's expense.  Tenant, at its expense, shall keep the meter and related equipment in good working order and repair.  Tenant shall purchase the electricity from Landlord or the meter company at the rate ("Landlord's Rate") paid by Landlord to the utility company furnishing electricity to the Premises plus an amount equal to five percent (5%) of the charge therefor for Landlord's overhead and supervision.  Bills therefor shall be rendered at such times as Landlord may elect, but not more frequently than monthly, and the amount of the Electricity Additional Rent shall be deemed to be Additional Rent payable by Tenant within fifteen (15) days after such bill is rendered.  In determining Landlord's Rate, Landlord may take into account rates (including time of day and seasonal rate differentials), changes in the method of delivery of electric current to the Building, kilowatt hours of energy charges, kilowatts of demand charges, fuel adjustment charges (as determined for each month of such period and not averaged), rate adjustment charges, transfer adjustment charges, utility taxes, sales taxes and/or any other factors used by the utility company in computing its charges to Landlord or applied to the kilowatt hours of energy and the kilowatts of demand purchased by Landlord during a given billing period.  In no event shall the Electricity Additional Rent for submetered electricity supplied to the Premises be less than Landlord's actual cost to purchase and distribute such electricity.  If Tenant shall consume electricity prior to the installation or retrofitting of meters in the Premises, then Tenant agrees to pay Landlord for electricity at a rate equal to the product of the Initial Electric Inclusion Factor multiplied by the number of square feet of Rentable Area per annum until such time as said meters are installed.  Landlord shall promptly install or retrofit the meters which will serve the Premises.  The "Initial Electric Inclusion Factor" shall, as of any given date, be equal to the product of Three and 50/100 Dollars ($3.50) multiplied by a fraction, the numerator of which is Landlord's actual average cost per unit of electrical power as of such date, and the denominator of which is Landlord's actual average cost per unit of electrical power as of the Lease Date.  If any Tax is imposed upon the Electricity Additional Rent received by Landlord from the sale or resale of electricity to Tenant, Tenant agrees that, to the extent permitted by law, Tenant shall reimburse such taxes to Landlord.

6.1.1.3 Rent Inclusion.  In the event that, at any time during the Lease Term, it is not permissible for Landlord to furnish electricity on either a direct supply basis pursuant to Section 6.1.1.1 or a submetering basis pursuant to Section 6.1.1.2, Landlord may furnish electricity on a survey/rent inclusion basis in accordance with such terms and conditions as shall be adopted by Landlord and advised in writing to Tenant.

6.1.2 Capacity; Additional Electrical Power and Equipment.

6.1.2.1 Capacity.  Landlord shall make available to the Premises six (6) watts (demand load) of electrical energy  per useable square foot of the Premises.  Tenant covenants that (a) its use of electricity will not exceed (i) the amount furnished to the Premises pursuant to the provisions of this Section 6.1.2.1, as the same may be adjusted pursuant to the provisions of this Article 6 and (b) it will not use any electrical equipment that, in Landlord's reasonable judgment, is likely to overload such installations or interfere with the use thereof by other tenants and occupants of the Building.

6.1.2.2 Additional Electrical Power and Equipment.

(a) If Tenant requests electricity in addition to that then being supplied by Landlord, and if and to the extent such additional electricity is available for use by Tenant without resulting in (i) material alterations in the Building or Building systems (or if alterations are required but the provisions of clause (b) of this Section 6.1.2.2 apply) or (ii) an allocation to Tenant of a disproportionate amount of available electricity, and Tenant is not in default hereunder, then Landlord shall connect such additional electricity to the Premises, and Tenant agrees to pay Landlord a connection charge in the amount of $0.20 per watt per annum (payable monthly during the balance of the Lease Term) for the additional watts of electricity so supplied to the Premises, and the actual cost of installing any additional equipment, installations or appurtenances necessary to provide such additional power in the Premises or the Building, plus an administrative charge of five percent (5%) of the amount thereof (payable within fifteen (15) days after demand therefor).

(b) If Tenant shall request additional electricity for use in the Premises in excess of the quantity being previously supplied to the Premises, the conditions of clause (a) of this Section 6.1.2.2 have been met, and if, in Landlord's reasonable judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, wiring, cables, transformers, switches, switchboards and/or related equipment, installations or appurtenances are installed in the Premises or the Building, Landlord, upon written request of Tenant, shall, if Tenant is not in default hereunder, to the extent that such excess requirements may, in Landlord's reasonable opinion, be practically and safely met without undue interference with the use and occupancy of other tenants and occupants and otherwise subject to the conditions of Section 6.1.4, proceed (or at Landlord's option, permit an electrical contractor satisfactory to Landlord to proceed) with reasonable diligence to install such additional risers, conduits, feeders, wiring, cables, transformers, switches, switchboards and/or related equipment, installations or appurtenances, provided the same and the use thereof (i) shall not cause permanent damage to the Building or the Premises, (ii) shall not create a dangerous condition or entail unreasonable alterations or unreasonably interfere with or disturb other tenants or occupants of the Building, (iii) shall not increase the premiums for any fire insurance on the Building, (iv) shall be allowed by the utility company servicing the Building and/or the Premises and (v) shall comply with applicable laws.  Tenant shall pay all costs and expenses actually incurred by Landlord in connection with such installation, plus a charge of five percent (5%) of the amount thereof within fifteen (15) days after demand therefor.

6.1.3 Consent to Electrical Alterations.  Tenant shall not make any alteration of, or addition to, the electrical  equipment or wiring in the Premises, except in compliance with the provisions of Article 8.  If, in Landlord's reasonable judgment, any Tenant installation overloads any risers, conduits, feeders, transformers, cables, switches, meters, switchboards or other installations in the Building, including any of the foregoing used by any utility company to supply electricity to the Building, Landlord, at its option, may either require the discontinuance of use of such installation, or, to the extent available, at Tenant's sole cost and expense, provide and install in conformity with applicable laws and this Lease additional risers, conduits, feeders, transformers, cables, switches, meters, switchboards or installations that may be necessary; but no risers, conduits, feeders, transformers, cables, switches, meters, switchboards or installations may be installed without Tenant first submitting plans for Tenant's proposed electrical alteration or addition and otherwise complying with Article 8.

(a) Requirements Applicable to Tenant.  Tenant shall at all times comply with the rules, regulations, tariffs, terms and conditions applicable to service, equipment and wiring and other requirements of the utility company supplying electricity to the Building.

(b) Failure of Supply.  Landlord shall not be liable to Tenant for any loss, damage or expense that Tenant may incur by reason of any failure or defect in the supply or character of electricity furnished to the Premises for any reason, except for any actual damages incurred by Tenant as a result of the gross negligence or willful misconduct of Landlord, and then only after actual notice thereof to Landlord and Landlord's failure to cure within a reasonable time, not to exceed five (5) Business Days.  In no event shall Landlord be liable to Tenant or any other Person for indirect, consequential or punitive damages.

(c) Replacement Lighting.  If requested by Tenant, Landlord or its designee shall furnish and install all replacement lighting, tubes, lamps, starters, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord or its designee upon demand the then established charges therefor as Additional Rent.

SECTION 6.2    Water.  Landlord shall provide water to a point or points at or near the Premises for the core lavatory, the core water cooler and customary pantry use only.  If Tenant shall use water for other purposes, Tenant shall install a water meter to measure Tenant's water consumption in the Premises for all purposes other than the core lavatory, core water cooler and pantry usage.  Tenant shall pay for the cost of the meter and the installation thereof.  Throughout the Lease Term, Tenant shall keep the meter in good working order and repair at Tenant's cost and expense.  Tenant shall pay for water consumed as shown on the meter, at a rate of 115% of Landlord's cost thereof, within ten (10) days after bills are rendered, and, on default in making such payment, Landlord may pay such charges and collect the same from Tenant as Additional Rent.  Tenant shall pay the sewer rent or charge or any other tax, rent, levy or charge, based upon readings of the meter, now or hereafter assessed, imposed or that may become a lien upon the Premises or the Building pursuant to any laws or regulations relating to the use, consumption, maintenance or supply of water, the water system or the sewage connection or system.

(a) Failure of Water Supply.  Landlord shall not be liable or responsible to Tenant for any loss, damage or expense that Tenant may sustain or incur by reason of any failure, inadequacy or defect in the character, quantity, quality or supply of water furnished to the Premises or the Building except for actual damage suffered by Tenant by reason of any such failure, inadequacy or defect resulting from the gross negligence or willful misconduct of Landlord, and then only after actual notice thereof to Landlord and Landlord's failure to cure within a reasonable time.  In no event shall Landlord be liable to Tenant or any other Person for indirect, consequential or punitive damages.

SECTION 6.3    Elevators and Cleaning.

6.3.1 Elevators.

(a) Landlord shall provide non-exclusive passenger elevator service during Business Hours and non-exclusive freight elevator service on Business Days from 9:00 a.m. to noon and from 1:00 p.m. to 4:00 p.m. and have at least one passenger elevator capable of servicing the Premises subject to call at all other times.

(b) During all times other than Business Hours, upon reasonable advance notice from Tenant and subject to maintenance and security concerns and requests of other Building tenants or occupants received prior to Tenant's request, Tenant shall be entitled to reserve a freight elevator with an operator for the exclusive use of Tenant for a reasonable period of time, but not for more than eight (8) hours in any twenty-four (24) hour period (other than during Tenant's move into, and move out of, the Premises).  Tenant shall pay Landlord as Additional Rent the reasonable charges that Landlord may from time to time establish for such reserved exclusive use of the freight elevator at times other than Business Hours.  As of the Lease Date, Landlord's charge for freight elevator usage at times other than Business Hours is $276.00 per hour (including security guard), with a four (4) hour minimum on Non-Business Days.  Notwithstanding the foregoing, Tenant shall be entitled to twenty (20) hours of freight elevator usage at times other than Business Hours without charge for its move-in to the Premises.

6.3.2 Cleaning and Extermination.

(a) Landlord shall provide office and exterior window cleaning services, provided the Premises are kept in order by Tenant, and remove Tenant's ordinary office refuse and rubbish to a designated area for carting, substantially as set forth in the Cleaning Specifications attached hereto as Exhibit "B".  Landlord shall not be required to provide janitorial service for portions of the Premises used for storage, food service or consumption, vending, pantry or private lavatory use.

(b) Landlord, its cleaning contractor and their employees shall have access to the Premises on Business Days after 5:00 p.m. and before 8:00 a.m. and at other times on days other than Business Days and shall have the right to use, without charge therefor, all light, electricity and water in the Premises reasonably required to clean the Premises.

(c) If Tenant shall require any janitorial services that are not covered by the Cleaning Specifications set forth in Exhibit "B", Landlord shall use its reasonable efforts to cause its cleaning contractor to provide directly to Tenant such additional services (the "Additional Services") as Tenant may request.  If such cleaning contractor shall be unwilling to deal with and/or bill Tenant directly, Landlord shall arrange for the Additional Services (or so much thereof as the contractor is willing to provide) on Tenant's behalf and Tenant shall pay to Landlord the charge therefor.  Bills therefor shall be rendered at such times as Landlord may elect, and such amounts shall be deemed Additional Rent payable within five (5) days after such bill is rendered.

(d) Tenant shall, at its own cost and expense, have the Premises exterminated from time to time as needed.  However, notwithstanding the foregoing, if Landlord in its reasonable judgment determines at any time that extermination of the Premises is required, Landlord may arrange to have the Premises exterminated and may then charge Tenant for the reasonable cost thereof.  Tenant shall pay any invoices for extermination services within ten (10) days after the rendering thereof or, if Landlord shall include such cost in its monthly Rent statements, such cost shall be paid together with the monthly Rent for the applicable month.

SECTION 6.4    Heating and Air Conditioning.  Subject to Section 6.5, Landlord shall furnish heat, ventilation and air conditioning ("HVAC") to the Premises for the reasonably comfortable occupancy of the Premises (a) during Business Hours and on Saturdays from 8:00 a.m. to 1:00 p.m. without charge and (b) at other times upon Tenant's request, subject to the terms and at then established rates and charges as set forth in Exhibit "C" attached hereto.   The HVAC system referred to in this Section 6.4 shall be capable of providing interior conditions of 72ºF dry bulb when outside conditions are 0ºF dry bulb and inside conditions of 78ºF dry bulb and 50% relative humidity when outside conditions are 95ºF dry bulb and 75ºF wet bulb and shall be capable of providing fresh air in quantities not less than 0.15 cubic feet per minute per net usable square foot for space in the Premises.  Landlord represents to Tenant that the foregoing Building HVAC specifications are the same as the Building HVAC specifications set forth in the Lease, dated May 20, 1997, between Landlord and Credit Suisse First Boston (n/k/a Credit Suisse).  The foregoing design conditions shall be based upon an electrical load not to exceed three (3) watts (demand load) average per square foot of net usable area of the Premises for all purposes, including lighting and power.  Tenant shall utilize the supplemental air conditioning units that presently exist in the Premises which have a three (3) ton capacity in the aggregate.  Landlord agrees, at Tenant’s request made within a period of eighteen (18) months after the Term Commencement Date, to make available to the Premises up to an additional ten (10) tons of condenser water for Tenant’s supplementary air conditioning.  In addition to the foregoing, Landlord agrees, at Tenant's request, to make available to the Premises a reasonable quantity of additional condenser water for Tenant's supplementary air conditioning, provided, that, at the time of Tenant's request therefor, Landlord has uncommitted condenser water in the quantity requested by Tenant.  The cost of condenser water furnished to the Premises shall be at the standard rates established from time to time by Landlord for such service and shall be paid by Tenant to Landlord on a monthly basis.  As of the Lease Date, the rate being charged by Landlord for condenser water is $1,100.00 per ton per year.  Tenant shall, throughout the Lease Term, utilize the aforesaid three (3) tons of supplemental air conditioning presently available in the Premises and shall pay for condenser water therefor in accordance with this Section 6.4.  There shall be no hook-up fee applicable to the condenser water for the existing supplemental air conditioning units.

SECTION 6.5    Cooperation.  Tenant shall fully cooperate with Landlord and abide by the Rules and Regulations that Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning system and all HVAC-related energy conservation requirements.  Without limiting the generality of the preceding sentence, Tenant shall cause all blinds on windows in the Premises located on the south side of the Building to be lowered when necessary because of the sun's location whenever the air conditioning system is in operation.  To the extent that Tenant's interior partitioning or proposed layout of the Premises results in any inadequacies (pursuant to applicable laws or otherwise) of the heating, ventilation, air-conditioning, or other systems or services to be provided by Landlord under this Lease, at Landlord's option, either (a) Tenant will revise such partitioning or layout to eliminate such inadequacies, subject to the provisions of Article 8, or (b) to the extent feasible and consistent with Building systems and operation, Landlord shall modify the portions of such items or services, at Tenant's cost and expense.

SECTION 6.6    Service Interruption.  Notwithstanding anything herein to the contrary, Landlord reserves the right to interrupt, curtail, stop or suspend service or operation of the heating, air conditioning, elevator, plumbing, mechanical and electrical systems when Landlord is required to do so by law, whether to adhere to a recognized energy, water or other resource conservation program or guidelines, laws or recommendations promulgated by any Federal, state, municipal or other governmental or quasi-governmental agency, bureau, board, commission, department, office or other sub-division thereof, or the American Society of Heating, Refrigeration and Air Conditioning Engineers (or its successor) or otherwise.  Landlord shall apply the restrictions of such program, guideline, law, or recommendation to Tenant on a non-discriminatory basis.  Notwithstanding anything to the contrary contained in this Lease, Landlord also reserves the right to interrupt, curtail, stop or suspend service or operation of the heating, air conditioning, elevator, plumbing, mechanical and electrical systems, when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements or improvements desirable or necessary in the judgment of Landlord to be made, until such repairs, alterations, replacements or improvements shall have been completed.  Landlord shall have no responsibility or liability for failure to supply heat, air conditioning, elevator, plumbing or electric service during such period referred to in this Section 6.5.  Any such repairs, alterations, replacements or improvements shall, to the extent possible but without the incurrence of overtime or premium pay labor, be made with a minimum amount of inconvenience to Tenant, and Landlord shall diligently prosecute same to completion.  Notwithstanding the foregoing, if any failure to supply heat, air conditioning, plumbing or electric service to the Premises is caused solely by the gross negligence or willful misconduct of Landlord and results in Tenant not being able to use the Premises for a period in excess of seven (7) consecutive Business Days (and Tenant in fact does not use the Premises during such period), then Tenant shall be entitled to an abatement of Base Rent from the eighth (8th) consecutive Business Day after the date of such failure until the date that the failure has been cured to the extent that Tenant is able to resume its use of the Premises.

SECTION 6.7    Life Safety.  Landlord shall provide a Class E fire alarm system for the Building, into which smoke detectors and fire alarms from the Premises may be tied; provided, that such detectors and alarms and the manner in which the same are tied comply with all requirements of Landlord with respect thereto.  Any such tie-in must be performed at Tenant's expense by a contractor designated by Landlord or its agent.  Landlord shall cause the designated contractor to charge rates that are reasonably competitive.  Landlord shall make available three (3) tie in points for the Premises (which may not necessarily be on Tenant's floor).  All modifications to the Building's Class E system which are required in order to accept Tenant's tie-ins shall be made at Tenant's cost.

SECTION 6.8    Additional Tenant Use.  Landlord may hereafter impose and from time to time increase charges (which shall be reasonably comparable by those imposed by other Class A midtown Manhattan office buildings) and establish reasonable Rules and Regulations for:  (a) the use by Tenant of the heating, air conditioning or ventilation systems or the freight elevators at any time other than during Business Hours; (b) the use by Tenant of water other than as Landlord has undertaken to provide in this Article 6; and (c) the use of any additional or unusual janitorial or cleaning services required because of any Improvements in the Premises, the carelessness of Tenant, the nature of Tenant's business, or for the removal of any refuse and rubbish from the Premises, other than discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord's normal cleaning of the Premises.

SECTION 6.9    Skylobby Service.

(a) Landlord may, at its discretion, maintain Skylobby Coverage for the benefit of tenants of the Skylobby.  The Skylobby Coverage shall be maintained at standards comparable to the standards of other first class midtown Manhattan office buildings which have comparable skylobbies.  In such event, Landlord shall have the right, in its sole discretion from time to time in the future, to change the hours of Skylobby Coverage and/or to change the manner in which Skylobby Coverage is provided.  The obligation of Tenant to pay Skylobby Payments hereunder shall continue notwithstanding any such a change in Skylobby Coverage.  Landlord shall have the right, in its sole discretion from time to time in the future, to terminate and/or to reinstitute Skylobby Coverage; provided, however, that, during any times that Landlord is not providing Skylobby Coverage, Landlord shall install signage in the Skylobby and take any other measures which it reasonably deems necessary to direct visitors to the upper bank of Building elevators.  It is understood that Tenant shall not be required to make Skylobby Payments for periods during which Skylobby Coverage is not provided.

(b) Tenant shall be responsible for paying its Skylobby Share of all Skylobby Costs for Skylobby Coverage.  As used in this Section 6.08, (i) "Skylobby" shall mean the lobby on the 24th floor of the Building which serves the tower portion of the Building (i.e., the 24th floor to the 45th floor), (ii) "Skylobby Costs" shall mean all of the personnel costs, including salary, fringe benefits and other related costs, incurred by Landlord in maintaining two (2) attendants at the reception desk in the Skylobby on Business Days from 7:00 a.m. to 7:00 p.m. for purposes of Skylobby Coverage and the costs incurred by Landlord in maintaining the reception desk and console and all equipment used in connection with the Skylobby, (iii) "Skylobby Share" shall mean 5.333% (i.e., the Rentable Area of the Premises divided by the Rentable Area of the tower portion of the Building (which shall be deemed to be 300,000 rentable square feet)), and (iv) "Skylobby Coverage" shall mean maintenance of a reception desk within the Skylobby.

(c) Tenant shall pay its Skylobby Share of the Skylobby Costs (the "Skylobby Payment") to Landlord on a monthly basis together with the Base Rent.  Landlord shall invoice Tenant for the Skylobby Payment on an estimated basis and the estimated amount so paid shall be reconciled by Landlord against the actual Skylobby Costs on an annual basis.  If there is a deficiency in the estimated amount paid, Tenant shall pay such amount to Landlord within fifteen (15) days of being billed therefor.  If there is an overpayment in the estimated amount paid, Landlord shall grant Tenant a credit against the next installment of Base Rent due under this Lease, except that, if there are no further installments of Base Rent due under this Lease, Landlord shall pay the amount of the overpayment to Tenant within fifteen (15) days.  In the event of any partial month, the Skylobby Payment shall be determined on a pro rata basis.  The Skylobby Payment shall be deemed to be Additional Rent for purposes of this Lease, and Landlord shall have the same remedies for failure to pay Skylobby Payments as it has for other Additional Rent.

SECTION 6.10    Emergency Power.  Landlord confirms that it presently has available to commit to Tenant twenty (20) KW of emergency power (the "Available Emergency Power") from the Building's emergency power system.  If Tenant advises Landlord that it desires to be connected to the Building's emergency power system and to take the Available Emergency Power, then the parties shall endeavor to negotiate a mutually satisfactory amendment to this Lease with respect thereto; provided, however, that, if such amendment has not been signed by both parties on or before the two (2) month anniversary of the Term Commencement Date, then neither party shall have any further obligation under this Section 6.10 and Landlord shall be free to commit the Available Emergency Power to another tenant of the Building.

ARTICLE 7

INSURANCE

SECTION 7.1    Use of Premises.  Tenant shall not do or permit anything to be done in or about the Premises that is likely to: (a) subject Landlord to any liability or responsibility for personal injury or death or property damage; (b) result in insurance companies of good standing refusing to insure the Premises or the Building in amounts satisfactory to Landlord; (c) result in the cancellation of any policy covering or relating to the Premises or the Building; or (d) result in the assertion of any defense by the insurer in whole or in part to claims under any of such policies.

SECTION 7.2    Property Insurance.  Tenant shall maintain, at Tenant's expense, at all times during the Lease Term, All-Risk property insurance covering all physical loss to the Improvements and Tenant's Property in the Premises for their full replacement value.

SECTION 7.3    Liability Insurance.  Tenant shall maintain, at Tenant's expense, at all times during the Lease Term, comprehensive general liability insurance, written on a per occurrence basis with blanket contractual liability coverage, broad form property damage and such other coverage as Landlord may reasonably require with respect to the Premises, its use and occupancy and the conduct or operation of its business therein, with combined single-limit coverage of not less than Five Million Dollars ($5,000,000).  Landlord may, from time to time, increase the policy amount to be maintained by Tenant under this Section 7.3 as Landlord deems reasonably necessary in order to maintain adequate liability coverage.

SECTION 7.4    Other Insurance.  Tenant shall maintain, at Tenant's expense, at all times during the Lease Term:  (a) workers' compensation insurance at statutory limits, employer's liability coverage in an amount not less than Five Hundred Thousand Dollars ($500,000) and New York State Disability insurance as required by law, covering all employees; and (b) such other insurance that Landlord shall reasonably require, provided that, in the reasonable opinion of Landlord, such insurance is then being required by other landlords of first-class midtown Manhattan office buildings.

SECTION 7.5    Waiver of Subrogation.

7.5.1 Waiver of Subrogation - Landlord.  Landlord shall endeavor to secure an appropriate clause in, or an endorsement upon, each property or casualty insurance policy insuring the Building pursuant to which the insurance company waives subrogation against Tenant, its agents and employees ("Tenant Waiver Parties" and individually a "Tenant Waiver Party") or permits the insured, prior to any loss, to agree with a third party to waive any claim it might have against said Tenant Waiver Parties without invalidating the coverage under the insurance policy.  If such a clause or endorsement is obtainable only upon payment of an additional premium, Landlord shall obtain such clause or endorsement and pay such additional premium and the same shall be included in Operating Expenses.

7.5.2 Waiver of Subrogation - Tenant.  Tenant shall endeavor to secure an appropriate clause in, or an endorsement upon, each property or casualty insurance policy insuring the Improvements or Tenant's Property pursuant to which the insurance company waives subrogation against Landlord, any Senior Interest Holder, the managing agent of the Building and its or their employees and agents ("Landlord Waiver Parties" and, individually, a "Landlord Waiver Party") or permits the insured, prior to any loss, to waive any claim it may have against said Landlord Waiver Parties without invalidating the coverage under the insurance policy.  If such a clause or endorsement is obtainable only upon payment of an additional premium, Tenant shall obtain such clause or endorsement and pay such additional premium.

7.5.3 Landlord's Waiver.  Landlord hereby waives, for itself and those claiming through or under it, any right of recovery against any Tenant Waiver Party for any loss occasioned by fire or other insured casualty, whether or not arising from the negligence of such Tenant Waiver Party, (a) covered by an insurance policy maintained by or for Landlord which includes a clause or endorsement of the type described in Section 7.5.1 or (b) coverable under a standard All-Risk insurance policy, but as to which Landlord is a self-insurer; provided, however, that if, in any instance such clause or endorsement shall not extend to all Tenant Waiver Parties, the waiver set forth above shall extend only to the Tenant Waiver Parties to whom such clause or endorsement extends.

7.5.4 Tenant's Waiver.  Tenant hereby waives, for itself and those claiming through or under it, any right of recovery against any Landlord Waiver Party, for any loss occasioned by fire or other insured casualty, whether or not arising from the negligence of such Landlord Waiver Party, (a) covered by an insurance policy maintained by or for Tenant which includes a clause or endorsement of the type described in Section 7.5.2 or (b) coverable under a standard All-Risk insurance policy, but as to which Tenant is a self-insurer; provided, however, that if, in any instance such clause or endorsement shall not extend to all Landlord Waiver Parties, the waiver set forth above shall extend only to the Landlord Waiver Parties to whom such clause or endorsement extends.

7.5.5 Limitation on Waiver.  Except to the extent expressly provided in this Section 7.5, nothing contained in this Lease shall relieve either party of any liability to the other or to its insurance carriers that such party may have under law or the terms of this Lease in connection with any damage to the Building by fire or other casualty.

SECTION 7.6    Policy Requirements.  Landlord and its agents and employees, any managing agent employed by Landlord in the management of the Building, and any Senior Interest Holder whose name and address shall have been furnished to Tenant, shall be designated as additional insureds or loss payees, as appropriate, on any insurance policy required by Section 7.3.  Tenant shall deliver to Landlord fully paid-for policies or certificates of insurance for the insurance coverage required by this Article 7, in form and providing for deductibles reasonably satisfactory to Landlord, issued by the insurance company or its authorized agent, prior to the Term Commencement Date.  Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord such renewal policy or certificate of renewal at least thirty (30) days before the expiration of any existing policy.  All policies shall be issued by companies of recognized responsibility, licensed to do business in the State of New York, reasonably acceptable to Landlord, and maintaining a rating of A-/XI or better in Best's Insurance Reports-Property-Casualty (or an equivalent rating in any successor index adopted by Best's or its successor).  All policies shall provide that they may not be canceled or modified unless Landlord and all additional insureds and loss payees are given at least thirty (30) days prior written notice of such cancellation or modification.  If Tenant fails to procure or maintain any insurance required by this Lease and to pay all premiums and charges therefor, Landlord may (but shall not be obligated to) obtain and pay for the same, and Tenant shall reimburse Landlord, within five (5) days after demand, for all such sums paid by Landlord.  The proceeds of policies providing "All-Risk" property insurance on the Improvements shall be payable to Landlord, each Senior Interest Holder and Tenant, as their interests may appear.  Tenant may carry any insurance coverage required of it hereunder pursuant to blanket policies of insurance so long as the coverage allocated to Landlord and the other additional insureds or loss payees, as the case may be, thereunder shall not be less than the coverage that would be provided by direct policies.

SECTION 7.7    Premium Increase.  If by reason of (a) any default by Tenant under this Lease, (b) any Improvement installed, or Tenant Property used, in the Premises or (c) Tenant’s use of the Premises, the premiums for any insurance on the Building (including rent insurance) are higher than they otherwise would be, Tenant shall reimburse Landlord, within fifteen (15) days after demand, as Additional Rent, for that part of the premiums attributable to such default, such Improvements, such Tenant Property or such use.  A schedule or statement of rates for the Building issued by the insurance companies insuring the Building, or by a fire insurance rating organization such as the New York Fire Insurance Exchange or other similar body making rates for insurance for the Building, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Building.

If any such insurance shall be cancelled by the insurance carrier due to the occupancy or use of the Premises by Tenant for other than office use or Tenant's failure to occupy the Premises or abandonment thereof, then, in addition to any other rights or remedies that Landlord may have under this Lease, Tenant shall indemnify, defend and hold Landlord harmless against any loss that would have been covered by such insurance.

ARTICLE 8

ALTERATIONS

SECTION 8.1    Conditions.  With prior approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, Tenant may from time to time, so long as Tenant is not in default hereunder, at its expense, make such Alterations in and to the Premises as Tenant may desire, provided that such Alterations:  (a) do not affect the appearance of the Building; (b) do not affect the certificate of occupancy for the Building; (c) are non-structural and do not impair the strength or structural integrity of the Building; and (d) do not affect the proper functioning of the mechanical, electrical, sanitary and other service systems or facilities of the Building or increase the usage of such systems or facilities by Tenant, except to a de minimis extent.  Notwithstanding the foregoing, the approval of Landlord shall not be required for Alterations that are purely decorative in nature, i.e., they consist entirely of painting, papering and carpeting, but Tenant shall notify Landlord of its intention to perform a purely decorative Alteration at least ten (10) days prior to the commencement thereof.  Landlord agrees to (i) the installation of additional supplemental air conditioning by Tenant in the Premises, (ii) the installation of additional lighting in the restrooms in the Premises and (iii) the installation of data and telecommunications equipment by Tenant in the Premises, subject to its approval of the plans and specifications for each such installation in accordance with the succeeding provisions of this Article 8.

SECTION 8.2    Approval of Plans and Specifications.  Before proceeding with any Alteration, Tenant shall submit for approval a reasonable number of copies of the Plans and Specifications for such Alteration to Landlord.  The term "Plans and Specifications" with respect to any Alteration shall mean architectural, mechanical and engineering plans and specifications prepared and sealed by an architect or professional engineer licensed to practice as such in the State of New York and reasonably satisfactory to Landlord ("Tenant's Architect") (a) sufficient to secure all required governmental approvals and permits, (b) sufficient for a contractor to perform the work covered thereby and shown thereon and (c) sufficient to determine (i) if the materials to be used by Tenant are acceptable to Landlord, (ii) if the Alteration is likely to comply with all applicable laws and (iii) the effect of the Alteration on the structural components, service systems and facilities of the Building.

Within ten (10) Business Days after its receipt of the Plans and Specifications for any Alteration proposed by Tenant, Landlord shall advise Tenant of its approval thereof or provide Tenant with its required revisions thereto.  Any revisions to the Plans and Specifications for an Alteration proposed by Tenant shall be reviewed by Landlord within five (5) Business Days of its receipt thereof in each case.  Except in the case of Tenant's Work, if Landlord fails to respond to Tenant regarding its Plans and Specifications or any revisions thereto within the indicated time periods, Tenant may send a reminder notice (a "Reminder Notice") to Landlord and if Landlord continues to fail to respond for more than three (3) Business Days after its receipt of the Reminder Notice, Tenant’s proposed Plans and Specifications shall be deemed to have been approved by Landlord.

Any revisions to the Plans and Specifications which have been approved by Landlord (the "Final Plans") which are made prior to or after commencement of any Alteration shall be subject to review and approval or disapproval by Landlord in accordance with the requirements of the preceding paragraphs of this Section 8.2.

The review and approval by Landlord, its agents, consultants and/or contractors of any Alteration or of Plans and Specifications are solely for the benefit of Landlord, and neither Landlord nor any of its agents, consultants or contractors shall have any duty toward Tenant, nor shall Landlord or any of its agents, consultants and/or contractors be deemed to have made any representation or warranty to Tenant, or have any liability, with respect to the safety, adequacy, correctness, efficiency or compliance with laws of the Plans and Specifications, the Alteration, or any other matter relating thereto.

SECTION 8.3    Approval of Contractors.  Prior to commencing any Alteration, Tenant shall submit to Landlord for its approval a list of the contractors and subcontractors (categorized by trade) which Tenant proposes to use or from which Tenant proposes to solicit bids in connection therewith, together with any information reasonably requested by Landlord with respect to the proposed contractors or subcontractors.  Landlord shall not unreasonably withhold, delay or condition its approval for any contractor or subcontractor.  If Landlord shall reasonably reject any of such contractors or subcontractors, Landlord may propose an alternate contractor or subcontractor to perform the work to have been performed by the rejected contractor or subcontractor.  Tenant may engage any such alternate contractor or subcontractor.  If prior to or after commencement of work there shall be any change in the contractors or subcontractors, Tenant shall submit a new or supplemental list and the foregoing provisions of this Section 8.3 shall be applicable thereto.  Landlord shall respond to any request made by Tenant for approval of contractors and or subcontractors within five (5) Business Days after receipt of the request and all additional information reasonably requested by Landlord.  If Landlord shall fail to respond with such period, Tenant may send Landlord a Reminder Notice and the terms and conditions specified in Section 8.2 shall be applicable mutatis mutandis thereto.  Landlord hereby agrees to Tri-Star Construction as the general contractor for Tenant's Work, subject to compliance by Tri-Star Construction with the requirements of this Article 8.

SECTION 8.4    Other Items to be Submitted Prior to Commencement.  Tenant shall not commence any Alteration until Landlord has approved the Plans and Specifications therefor in accordance with Section 8.2 and until Landlord has approved each contractor and subcontractor which is to perform such Alteration.  In addition, Tenant shall not commence any such Alteration until Tenant has submitted to Landlord (a) copies of all governmental approvals and permits required for the commencement and prosecution thereof and (b) certificates of insurance coverage evidencing that all insurance required by Section 8.6.5 has been obtained.

Except in the case of the Tenant's Work to prepare the Premises for Tenant's initial occupancy, before proceeding with any Alteration that will cost more than $160,000 (exclusive of the costs of items constituting Tenant's Property), as estimated by a reputable contractor designated by Landlord, Tenant shall obtain and deliver to Landlord either: (i) a performance bond and a labor and materials payment bond for the benefit of Landlord, issued by a corporate surety licensed to do business in the State of New York, in an amount equal to one hundred twenty-five percent (125%) of the estimated cost of the Alteration and in form satisfactory to Landlord; (ii) a letter of credit naming Landlord as beneficiary in the amount of one hundred twenty-five percent (125%) of the estimated cost of the Alteration issued by a bank which is a member of the New York Clearinghouse Association and in form satisfactory to Landlord; or (iii) such other security as shall be reasonably approved in writing by Landlord (the "Alteration Security").  Notwithstanding the foregoing, if, at the time an Alteration is proposed by Tenant, Tenant has a net worth computed in accordance with generally accepted accounting principles of at least Twenty Million Dollars ($20,000,000.00) and evidence of such net worth reasonably satisfactory to Landlord is submitted to Landlord, then Tenant's obligation to provide Alteration Security shall be limited to the excess of the estimated cost of the Alteration, as estimated by a reputable contractor designated by Landlord, over the amount of the Security Deposit then being maintained by Tenant pursuant to Article 25.

Notwithstanding anything to the contrary contained in the Lease, at least twenty (20) days prior to the commencement of Tenant's Work or any subsequent Improvements to the Premises, Tenant shall provide to Landlord such forms as Landlord may reasonably request in connection with an application for benefits for the Building pursuant to the ICIP Program of the City of New York ("ICIP").  Further, from time to time during the performance of Tenant's Work or any such subsequent Improvements to the Premises, and after completion thereof, Tenant shall promptly provide to Landlord such forms as Landlord may require in connection with an application for benefits for the Building pursuant to ICIP.

SECTION 8.5    Governmental Approvals and Permits.  Tenant, at Tenant's sole cost and expense, shall prepare and file with the appropriate governmental authorities all applications and other documents, including Plans and Specifications, required for the lawful performance and completion of any Alteration, and shall secure and maintain all necessary permits and approvals, including all required final approvals following completion of such Alteration.  Tenant shall deliver copies of all such permits and approvals to Landlord promptly upon obtaining the same.

SECTION 8.6    General Conditions for Alterations.

8.6.1 Shop Drawings.  Within thirty (30) days after completion of any Alteration, Tenant shall submit to Landlord, for its information but not approval, copies of accurate shop drawings prepared in scale reflecting all aspects of such Alteration.

8.6.2 "As-Built" Plans.  Within thirty (30) days after completion of any Alteration, Tenant shall deliver to Landlord "as-built" plans for such Alteration prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other medium as Landlord may reasonably request), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably request) and/or prepared in such other format as Landlord shall reasonably designate.

8.6.3 Performance.  Tenant shall perform all work substantially in accordance with the Plans and Specifications (as the same may have been revised in accordance with this Article 8) and in accordance with applicable law.  The work shall be diligently performed in a good and workmanlike manner, using new materials and equipment that are not subject to any security interests or liens.  The work shall be performed in a manner so as not to interfere with, or cause interruption of, the operation and maintenance of the Building, interference with the use and occupancy of the Building by other tenants and occupants and in a manner that does not interfere with, delay or impose additional expense on Landlord in the construction, maintenance, cleaning, repair, safety, management, security or operation of the Building.

8.6.4 Landlord's Contractors for Certain Work.  Notwithstanding anything to the contrary in this Lease, (a) connections to, and disconnections from, the Building's fire safety system and connections to, and disconnections from, the Building's systems shall be performed only by contractors designated by Landlord, who shall, prior to making any such connections, inspect and test the system in question at Tenant's expense and (b) any work on the sprinkler system shall be performed at Tenant's expense only by contractors designated by Landlord.  The charges of contractors designated by Landlord pursuant to this Section 8.6.4 shall be reasonably competitive with the charges of contractors performing similar work in comparable Class A midtown Manhattan office buildings.

8.6.5 Insurance.

8.6.5.1 Generally.  Throughout the performance of work on any Alteration, Tenant shall carry, or cause to be carried, with insurers of recognized responsibility, licensed to do business in the State of New York, reasonably acceptable to Landlord, and maintaining a rating of A-/XI or better in Best's Insurance Reports-Property-Casualty (or an equivalent rating in any successor index adopted by Best's or its successor), the insurance specified in Section 8.6.5.2 and any other insurance that Landlord may reasonably require.  Landlord and the persons specified in Section 7.6 shall be designated as additional insureds on the insurance policies.  Tenant shall furnish Landlord with evidence satisfactory to Landlord that such insurance is in effect before the commencement of work on any Alteration, and, on request of Landlord during construction, Tenant shall provide evidence satisfactory to Landlord that the insurance remains in effect.

8.6.5.2 Required Insurance.  Throughout the performance of work on any Alteration, Tenant shall carry, or cause to be carried, the following insurance:  (a) workers' compensation insurance in statutory limits and employer's liability coverage in an amount not less than Five Hundred Thousand Dollars ($500,000) covering all persons employed in connection with such work; (b) All-Risk builder's risk property insurance, with vandalism and malicious mischief endorsements, completed value form, covering all physical loss (including any loss of or damage to supplies, machinery and equipment) in connection with the performance of work on such Alteration; (c) broad-form commercial liability insurance, with a completed operations endorsement and a contractual liability endorsement, covering any occurrence in or about the Premises or the Building in connection with such Alteration, with limits of not less than Five Million Dollars ($5,000,000) for injury or death arising out of any one occurrence and Two Million Dollars ($2,000,000) for damage to property in respect of any one occurrence; and (d) comprehensive automobile liability insurance covering the use of all owned, non-owned and hired vehicles with a bodily injury and property damage liability limit of not less than One Million Dollars ($1,000,000).  Landlord may, from time to time, adjust the minimum limits set forth above.

8.6.5.3 Contractor's Indemnity.  Tenant shall require all contractors engaged by Tenant and all subcontractors engaged by any such contractor (except for contractors and subcontractor whose charges are not reasonably anticipated to exceed $20,000) to deliver to Landlord an instrument providing as follows prior to commencing work on any Alteration:

"The undersigned hereby agrees to the fullest extent permitted by law to assume the entire responsibility and liability for the defense of, and to pay and indemnify and hold harmless Landlord, Tenant, and any Senior Interest Holder (the "indemnitees") from and against, any loss, cost, expense, liability or damage (including, without limitation, judgments, attorneys' fees, court costs and the cost of appellate proceedings) that any indemnitee may incur because of injury to, or death of, any Person or on account of any damage to property, including loss of use thereof, or any other claim to the extent arising out of, in connection with, or as a consequence of, the performance of the work by the undersigned or any acts or omissions of the undersigned or any of its officers, directors, employees, agents, subcontractors, or any one directly or indirectly employed by the undersigned or any one for whose acts the undersigned may become liable."

8.6.6 Inspection.  Landlord or its agents shall have the right to inspect any Alteration at any and all reasonable times, and may reject work that, in their respective reasonable opinions, does not (a) strictly conform with applicable laws or with the Final Plans as to any matter that might affect the exterior appearance of the Building or the structural components or service systems and facilities of the Building or (b) conform in any material respect with the Final Plans.  If any portion of the Tenant Improvements is so rejected, Landlord shall have the right to withhold any or all of the Allowance as shall be equal to the cost of correcting such rejected work.

SECTION 8.7    Violations and Liens.

8.7.1 Discharge  of Liens and Violations.  Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with any Alteration, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, which shall be issued by the Department of Buildings of The City of New York or any other public authority.  Tenant shall defend, indemnify and hold Landlord harmless from and against any and all mechanics liens and other liens and encumbrances or claims of liens or encumbrances filed in connection with any Alteration, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant; and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance, or claim of lien or encumbrance.  Subject to Tenant's right to contest as set forth in Section 8.7.2, Tenant, at its expense, shall satisfy or discharge of record each lien or encumbrance within twenty (20) days after it is notified thereof.  If Tenant does not so timely satisfy or discharge any such lien or encumbrance, Landlord may (but shall not be obligated to) satisfy or discharge the same.  Tenant shall reimburse Landlord within ten (10) days after demand for the costs and expenses incurred by Landlord in satisfying or discharging such lien or encumbrance pursuant to the foregoing, without regard for any defense or offset that Tenant may have had against the claimant.

8.7.2 Tenant's Right to Contest Liens.  Notwithstanding anything to the contrary contained in this Section 8.7, provided Tenant is not in default hereunder, Tenant shall have the right to contest in good faith and with diligence the correctness or the validity of any lien, encumbrance or claim therefor if Tenant procures a lien release bond issued by a corporation authorized to issue surety bonds in the State of New York in an amount equal to one hundred twenty-five percent (125%) of the amount of the lien or encumbrance or claim therefor.  The bond shall meet the requirements of New York law and shall provide for payment of any sum that the claimant may recover on the claim, together with costs of prosecuting such a claim if the claimant prevails in the action.

SECTION 8.8    Reimbursement of Costs and Expenses.  Tenant shall pay to Landlord, within fifteen (15) days after demand, the costs and expenses incurred by Landlord in reviewing Tenant's Plans and Specifications and inspecting work being performed on any Alteration to determine whether it is being performed in accordance with the Plans and Specifications and in compliance with law and the requirements of this Lease, including the fees of any architects, engineers, Building Code consultants or other Persons retained by Landlord for such purpose.  Tenant shall also reimburse Landlord for all incremental costs (e.g., the costs of supplemental security personnel, temporary maintenance service, use of hoist and removal of waste and debris) incurred by Landlord as a result of any Alterations.

SECTION 8.9    Labor Harmony.  Tenant shall not use (and upon notice from Landlord shall immediately cease using) any contractor, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the work force or trades engaged in performing other work, labor or services in or about the Building.

SECTION 8.10      Indemnity.  Tenant shall be directly responsible to Landlord for the performance of any Alteration, and shall indemnify, defend and hold harmless Landlord from any cost, expense, claim, lien, loss, damage or liability arising therefrom, including any cost, expense, claim, lien, loss, damage or liability arising from Tenant's failure to:  (a) obtain any permit, authorization or license; (b) comply with this Lease or applicable law; or (c) pay in full all contractors, subcontractors, employees and materialmen performing work on any Alteration; provided, however, that in no event shall Tenant be required to indemnify Landlord to the extent that such cost, expense, claim, lien, loss, damage or liability arises out of the gross negligence or intentional misconduct of Landlord or its agents, employees or contractors.

SECTION 8.11          Intentionally Omitted.

ARTICLE 9

TENANT'S PROPERTY

SECTION 9.1    Tenant's Property.  All office equipment that is installed in the Premises by or for the account of Tenant without expense to Landlord, whether or not attached to or built into the Premises, and that may be removed without substantial damage to the Premises or the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises shall remain the property of Tenant ("Tenant's Property") and may be removed by Tenant at any time during the Lease Term.  Tenant shall repair, at its sole expense, any damage to the Premises or to the Building resulting from the installation or removal of Tenant's Property.  Equipment or other property for which Landlord shall have granted an allowance or credit to Tenant or any item installed for Tenant's account in replacement of an item that was not Tenant's Property, shall not be deemed Tenant's Property and shall become the property of Landlord.

SECTION 9.2    Abandonment.  Landlord may consider items of Tenant's Property that remain in the Premises after the expiration or earlier termination of the Lease Term to have been abandoned.  Landlord may, at its option, either (a) retain such abandoned items as its property or dispose of them without accountability in such manner as Landlord shall determine, all at Tenant's expense, or (b) remove and store such abandoned items for Tenant, at Tenant's expense.

SECTION 9.3    Taxes on Tenant's Use and Occupancy.  Tenant shall pay to any taxing authority, in a timely manner, any fee, tax or charge levied, assessed or imposed by any governmental agency or authority in connection with Tenant's use and occupancy of the Premises, including the New York City commercial occupancy tax.

ARTICLE 10

REPAIRS AND MAINTENANCE

SECTION 10.1      Landlord's Obligations.  Landlord shall operate and maintain the Building as a first-class office building comparable to other first-class office buildings in midtown Manhattan and make all repairs and replacements necessary to keep the Building in proper order and good repair, excluding those repairs that Tenant is obligated to make pursuant to the provisions of this Lease.  Landlord shall have no responsibility whatsoever to repair any Improvements or any of Tenant's Property.

Landlord shall have no obligation to perform repairs in or about the Premises for which Landlord is responsible until Tenant has notified Landlord in writing of the need for such repairs, describing the needed repairs in reasonable detail, except in emergency situations when the notice may be verbal.  Nothing contained herein shall require Landlord to paint the Premises.

SECTION 10.2          Tenant's Obligations.  Tenant shall, at its expense, throughout the Lease Term, take good care of the Premises and the Building Equipment and Improvements therein and make all repairs and replacements necessary to keep the same in proper order and good repair.  Tenant shall be responsible for the cost of all repairs, maintenance and replacement of wall and floor coverings in the Premises and for the repair and maintenance of all fixtures, installations and equipment in the Premises.  Tenant shall be responsible for all maintenance and repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, of the Premises, the Building and the Building Equipment, made necessary by:  (a) the performance of any Alteration or the existence of any Improvement; (b) the installation or use of Tenant's Property in the Premises; (c) the moving of Tenant's Property into or out of the Building; (d) any act or omission of Tenant or its officers, partners, principals, employees, agents, subtenants, contractors or invitees; or (e) Tenant's use or occupancy of the Premises.  Tenant shall promptly make, at Tenant's expense, all repairs in or to the Premises for which Tenant is responsible pursuant to the foregoing provisions of this Section 10.2 and in accordance with Article 8 of this Lease.  If any such repair work shall constitute an Alteration, the same shall be subject to the provisions of Article 8 regarding Alterations.

Any repairs and maintenance outside of the Premises for which Tenant is responsible pursuant to the foregoing provisions of this Section 10.2 shall be performed by Landlord at Tenant's cost and expense.

SECTION 10.3   Exculpation of Landlord for Repairs.  Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant and Tenant's obligations under this Lease shall not be reduced or abated by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord making any maintenance, repairs, alterations, additions or improvements in or to any portion of the Building or the Premises or in or to the fixtures, equipment or appurtenances of the Building or the Premises that Landlord is required or permitted to make by this Lease, that are required by law or that Landlord deems appropriate.  Landlord may erect scaffolding and barricades in the Premises and the Building, for purposes of such repairs, provided that such structures do not prevent access to the Premises.

ARTICLE 11

USE AND COMPLIANCE WITH LAW

SECTION 11.1    Use.  Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose.  Landlord represents that the Certificate of Occupancy of the Building allows the use of the Premises for the Permitted Use.  Tenant acknowledges that a copy of the Certificate of Occupancy of the Building has been provided to Tenant’s attorney.

SECTION 11.2    Licenses and Permits.  Tenant, at its expense, shall procure and at all times comply with the terms and conditions of any licenses or permits required for Tenant’s proper and lawful conduct of its business in the Premises.

SECTION 11.3    Prohibited Uses.  Tenant shall not at any time use or occupy or allow any Person to use or occupy the Premises, or do or permit anything to be done or kept in or about the Premises or the Building that: (a) violates any certificate of occupancy in force for the Building; (b) causes or is likely to cause damage to the Building, the Premises or any equipment, facilities or other systems therein; (c) impairs the character, reputation, image or appearance of the Building as a first-class office building in midtown Manhattan; (d) impairs the proper and economic maintenance, operation and repair of the Building or its equipment, facilities or systems; (e) constitutes a nuisance, annoyance or inconvenience to other tenants or occupants of the Building or interferes with or disrupts the use or occupancy of any area of the Building (other than the Premises) by other tenants or occupants; (f) results in demonstrations, bomb threats or other events that require evacuation of the Building or otherwise disrupts the use, occupancy or quiet enjoyment of the Building by other tenants and occupants; or (g) interferes with the transmission or reception of microwave, television, radio or other communication signals by antennae or other equipment located on the roof of, or elsewhere in, the Building.  Tenant shall not use or allow another Person to use any part of the Premises for a restaurant or bar; the preparation, consumption, storage, manufacture or sale of food, beverages, liquor, tobacco, drugs or hazardous substances (but Tenant may store and prepare reasonable quantities of food and beverages for the use of its employees and guests); the business of photocopying, multilith or offset printing (but Tenant may use part of the Premises for photocopying in connection with its own business); a typing or stenography business; a school or classroom (but Tenant may conduct training sessions for its employees); cooking, lodging or sleeping; the operation of a savings and loan association; medical or dental offices or laboratories; a barber, beauty or manicure shop; an employment agency, executive search firm or similar enterprise; a messenger service business; the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission; the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind; or for immoral purposes.

Neither Tenant nor any of its officers, partners, employees, agents, subtenants, contractors or invitees shall cause or permit asbestos or any other Hazardous Material to be used, stored, released, handled, produced or installed in, on or from the Premises or the Building, except that, to the extent not prohibited by law, Tenant may store and use in the Premises minor quantities of cleaning agents and similar substances used in the cleaning or maintenance of the Premises and general office supplies.  In the event of a breach of the covenants contained in this paragraph, and in addition to all of its rights and remedies under this Lease and pursuant to law, Landlord, at its election, may either require Tenant to remove or to reimburse Landlord for the costs of removing such Hazardous Material.  In the event Tenant or any of its officers, partners, employees, agents, subtenants, contractors or invitees causes or permits a material to be used, stored, released, handled, produced or installed and such material is subsequently found to be a Hazardous Material, Tenant, at Tenant's expense, shall comply with all laws with respect thereto and Landlord, at its election, may either require Tenant to remove or to reimburse Landlord for the costs of removing such Hazardous Materials.  The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

SECTION 11.4    Compliance by Tenant.  Tenant shall promptly forward to Landlord a copy of any notice it receives of the violation of any law involving the Premises.  Tenant shall, at Tenant's expense, comply with all applicable laws now or hereafter existing that impose any obligation, order or duty on Landlord or Tenant, arising from or related to:  (a) Tenant's use of the Premises (even if such obligation, order or duty arises from Tenant's mere use of the Premises for general offices); (b) the manner of conduct of Tenant's business or operation of its equipment therein; (c) any cause or condition created by or at the instance of Tenant; (d) breach of any of Tenant's obligations hereunder; or (e) any Hazardous Material brought into the Building by Tenant, any subtenant or any agent, contractor or invitee of either, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen.  Tenant shall pay, within ten (10) days after demand therefor, all the costs, expenses, fines, penalties and damages that may be imposed upon Landlord by reason of or arising out of Tenant's failure to comply with the provisions of this Section 11.4.  If any work performed by Tenant pursuant to this Section 11.4 shall constitute an Alteration the same shall be subject to the provisions of Article 8 regarding Alterations.

SECTION 11.5    Service Contracts.  Tenant shall neither contract for, nor employ, any labor in connection with the maintenance or cleaning of, or providing of any other services to, the Premises or the Building (but excluding Tenant's Property) without the prior consent of Landlord.  Subject to the provisions of Section 6.3.2 with respect to cleaning contractors, Landlord shall not unreasonably withhold its consent for any services proposed by Tenant under this Section 11.5, it being understood that Landlord’s good faith concern with respect to a labor conflict shall be deemed to be reasonable grounds for withholding its consent.

SECTION 11.6    Floor Load.  Tenant shall not place a load upon any floor of the Premises that exceeds the lesser of (a) fifty (50) pounds live load per square foot (except in locations expressly indicated by Landlord to have been reinforced to bear greater live loads) or (b) that is allowed by law.  Landlord reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment.  Business machines and mechanical equipment used in the Premises that cause vibrations or noise that may be transmitted to the Building or Building structure or to any other space in the Building to such a degree as to be reasonably objectionable to Landlord or to any tenants or occupants of the Building shall be placed and maintained by Tenant, at its expense, in settings of cork, rubber or spring-type vibration eliminators sufficient to eliminate such vibrations or noise.

SECTION 11.7    Rules and Regulations.  Tenant shall observe and comply with the Rules and Regulations for the Building set forth in Exhibit "D" hereto, and any amendments and additions thereto as Landlord may adopt from time to time for the management, safety, security, care, cleanliness and good order of the Building (as so amended, collectively, the "Rules and Regulations").  Landlord shall not be responsible or liable to Tenant for violations of the Rules and Regulations by other tenants and occupants of the Building.  Landlord shall not discriminate against Tenant in the enforcement of the Rules and Regulations.  In the event of any conflict between the provisions of the Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control.

SECTION 11.8    Window Cleaning.  Tenant shall not clean nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of Section 202 of the Labor law (or its successor or any law of similar import), any other applicable law or the rules of any agency, bureau, board or other body having or asserting jurisdiction.

ARTICLE 12

RIGHTS OF LANDLORD

SECTION 12.1    Reservation by Landlord.  All parts (except surfaces facing the interior of the Premises) of all walls and doors bounding the Premises, all balconies, terraces, stairs, landings, and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, conduits, air conditioning rooms, telephone rooms, telecommunications rooms, fan rooms, heating, ventilating, air conditioning, plumbing, electrical and other mechanical facilities, service closets and other Building Equipment, and the use thereof, as well as access thereto through the Premises for the purposes of operation, decoration, cleaning, maintenance, safety, security, alteration and repair, are hereby reserved to Landlord.  Landlord reserves the right, and Tenant shall permit Landlord, without any of the same constituting an eviction and without incurring liability to Tenant therefor:  (a) to install, erect, use and maintain, repair and replace pipes, ducts, conduits, wires and cables in and through the Premises, provided that Landlord shall, to the extent reasonably practicable under the circumstances, disguise, conceal or camouflage the pipes, ducts, conduits, wires and cables; and (b) to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building; provided, however, that none of the foregoing shall materially reduce the rentable square footage of the Premises or materially and adversely affect Tenant's use of the Premises for the Permitted Use.  Landlord further reserves the right to impose such controls as it deems reasonably prudent with respect to access to the Building by Tenant's visitors.

SECTION 12.2    Entry by Landlord.  Landlord and its agents shall have the right to enter the Premises: (a) to examine the Premises and during Business Hours to show them to actual and prospective lenders, Senior Interest Holders and purchasers of the Building; (b) to operate and maintain and to make repairs and alterations in the Premises and the Building and their respective systems, facilities and equipment; (c) to read any utility meters located therein; and (d) during the period of twelve (12) months prior to the expiration of the Lease Term, to exhibit the Premises to prospective tenants.  Any entry by Landlord shall be made on reasonable advance oral notice and during Business Hours, except in emergency situations.  In exercising its rights under this Section 12.2, Landlord shall take reasonable measures to avoid unnecessary interference with Tenant's use and occupancy of the Premises.  Landlord shall have a pass key (or similar entry device) to the Premises and shall be allowed to bring materials and equipment into the Premises as required in connection with maintenance, cleaning, repairs and Alterations, without any liability to Tenant and without any reduction of Tenant's obligations.  Tenant shall key all locks to the Building's master key system.  Tenant shall have the right to designate by written notice to Landlord an area of the Premises where securities or other valuables are maintained, and except in the case of emergency, Landlord shall not enter such area without a representative of Tenant being present.  At the request of Landlord, Tenant shall make a representative available for such purpose.

SECTION 12.3    Obstructions of Light or View; Closures.

(a) If at any time any windows of the Building (including the Premises) are darkened, bricked up or the light, air or view therefrom is obstructed (i) on a temporary basis by reason of any repairs, improvements, maintenance or cleaning in or about the Building or on a permanent basis by reason of a requirement of law or (ii) by reason of any structure that may be erected on lands in the vicinity of the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease and shall not be deemed to constitute an eviction.

(b) If at any time any part of the Building, other than the Premises and any part of the Building required for reasonable access to the Premises or required for Landlord to perform any of its obligations hereunder, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease and shall not be deemed to constitute an eviction.

SECTION 12.4    Entry Prior to End of Term.  If during the last month of the Lease Term Tenant has removed all or substantially all of Tenant's Property from the Premises, Landlord may, without notice to Tenant, immediately enter the Premises and alter, renovate and decorate the same, without liability to Tenant and without reducing or otherwise affecting Tenant's obligations hereunder.

SECTION 12.5    Building Name and Address.  Landlord reserves the right, at any time without notice, to change the Building's name or address, and Landlord shall have no liability to Tenant for any cost or inconvenience occasioned thereby.

SECTION 12.6    Other Rights.  The enumeration of rights of Landlord in this Article is not all-inclusive and shall not be construed to preclude or limit other rights reserved to Landlord by this Lease or by law or in equity.

ARTICLE 13

DAMAGE OR DESTRUCTION

SECTION 13.1    Restoration.  If the Building or the Premises is partially or totally damaged by fire or other casualty, then so long as neither Landlord nor Tenant has exercised any right to terminate this Lease under this Article 13 and subject to the rights of Senior Interest Holders, if any, Landlord shall repair the damage and restore or rebuild the Building or the Premises (including the Improvements but excluding Tenant's Property), as the case may be, with reasonable dispatch but without the incurrence of overtime or premium pay labor rates, after notice to Landlord of the damage or destruction.  Notwithstanding anything to the contrary in the preceding sentence,  Landlord shall not be obligated to so repair any such damage caused by such casualty and to restore or rebuild the Building or the Premises until Landlord shall have collected substantially all of the insurance proceeds receivable on account of the casualty; provided, however, that in no event shall Landlord be required to expend on such restoration amounts in excess of the total insurance proceeds (net of the costs of collection) collected on account of the casualty.

The proceeds of policies providing coverage for the Improvements shall be paid to Landlord.  Promptly after the collection of any insurance proceeds attributable to the damage of the Improvements, Tenant shall pay to Landlord (i) the amount of any deductible under the policy insuring the Improvements other than any portion of the deductible which is attributable to Tenant's Property and (ii) the amount, if any, by which the cost of repairing and restoring the Improvements (but not including any of Tenant's Property) as estimated by a reputable contractor designated by Landlord exceeds the available insurance proceeds therefor.

SECTION 13.2    Rent Abatement.  Subject to the provisions of Section 13.3, if fire or other casualty damages, destroys or renders the Premises or any portion thereof untenantable or deprives Tenant of access to the Premises, then the Base Rent attributable to such portion shall be abated and Tenant's Share with respect to the Additional Rent payable under Article 5 shall be reduced by the proportion that the Rentable Area of such portion of the Premises bears to the total Rentable Area of the Premises, for the period beginning on the date of the damage or destruction and ending on the earlier of (a) the date on which any damage to the Premises has been substantially repaired and Tenant has reasonable access to the Premises and (b) the date on which Tenant reoccupies such portion of the Premises.  It is understood that, if Tenant is unable to use the undamaged portion of the Premises for the conduct of its regular business, the Premises shall be deemed to be wholly untenantable.

SECTION 13.3    Exception to Abatement.  Tenant shall not receive any abatement or reduction of Base Rent or Additional Rent if:  (a) the Premises are untenantable due to damage or loss of access for a period of five (5) Business Days or less; (b) Landlord provides other space in the Building reasonably suited for the temporary conduct of Tenant's business (but Landlord shall have no obligation to provide such other space); or (c) by reason of an act or omission on the part of Tenant, its subtenant or assignee, or its or their partners, directors, officers, employees, agents, invitees or contractors, Landlord (or any Senior Interest Holder) is unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) for damage or destruction of the Premises or the Building, as the case may be, arising out of such fire or other casualty.  The collection of rent by Landlord under the circumstances described in clause (c) of this Section 13.3 shall not preclude Landlord from seeking damages from Tenant or exercising other remedies it may have under this Lease, under applicable law or in equity.

SECTION 13.4    Termination Rights.

13.4.1 Landlord's Election to Terminate.  If (a) the Building is so damaged by fire or other casualty (whether or not the Premises are damaged or destroyed) that Landlord elects not to restore the Building, or (b) less than two (2) years remains in the Lease Term at the time of a fire or other casualty and the time necessary to rebuild or repair the Building, in the opinion of a reputable contractor, would exceed ninety (90) days, or (c) Landlord would be required under Section 13.2 to abate or reduce the Base Rent and Additional Rent for a period in excess of six (6) months if rebuilding or repairs were undertaken, then, in any of such cases, Landlord may terminate this Lease by giving Tenant notice to such effect within one hundred eighty (180) days after the date of the casualty.  This Lease shall terminate on the thirtieth (30th) day after the date that such termination notice from Landlord is given, and the Rents shall be prorated as of such termination date.

13.4.2 Tenant's Election to Terminate.  If (a) the Building or the Premises is destroyed by fire or other casualty or the Building or the Premises is damaged to such an extent that Landlord reasonably estimates that Tenant would not be able to conduct its business in the Premises for a period exceeding the lesser of (i) eighteen (18) months from the date of the casualty or (ii) the then remaining portion of the Lease Term, or (b) the remaining portion of the Lease Term at the time of a fire or casualty is less than twelve (12) months and Landlord reasonably estimates that the time necessary to make the Premises tenantable would exceed six (6) months, Landlord shall notify Tenant thereof, and Tenant may terminate this Lease by giving Landlord notice within thirty (30) days after such notice from Landlord.  This Lease shall terminate on the thirtieth (30th) day after the date that such termination notice from Tenant is given, and the Rents shall be prorated as of such termination date.

SECTION 13.5    Business Interruption.  Tenant shall not be entitled to terminate this Lease, and no damages, compensation or claim shall be payable by Landlord, for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article 13.  Landlord shall exert reasonable efforts to make (or to cause to be made) such repair or restoration promptly and in such manner as not to interfere unreasonably with Tenant's use and occupancy of the Premises, but Landlord shall have no obligation to perform such work on an overtime or premium-pay basis.

SECTION 13.6    Tenant's Property.  Landlord shall not be obligated to repair any damage to, or to replace, Tenant's Property.  Tenant shall restore any damage to Tenant's Property with reasonable dispatch after such damage or destruction at Tenant's sole cost and expense.

SECTION 13.7    Waiver.  Tenant hereby waives the application of any law to any case of damage to or destruction of the Building or the Premises by fire or other casualty, or to a taking of all or part of the Building or the Premises subject to  the provisions of Article 14 below.  This Article 13 constitutes an express agreement governing damage or destruction of the Premises or the Building by fire or other casualty, and neither Section 227 of the Real Property Law of the State of New York nor any other laws of similar import now or hereafter in effect shall have any application in any such case.

ARTICLE 14

EMINENT DOMAIN

SECTION 14.1    Complete Taking.  If all or substantially all of the Premises is taken by condemnation, sale in lieu of condemnation or in any other manner for any public or quasi-public use or purpose ("Eminent Domain"), this Lease and the term and estate hereby granted shall terminate as of the date of vesting of title on such taking or the date that the condemning or purchasing authority takes possession, whichever is earlier (the "Date of the Taking"), and the Rents shall be prorated and adjusted as of such date.

SECTION 14.2    Partial Taking.  If part of the Building or the Premises is taken by Eminent Domain (but not substantially all of the Premises), this Lease shall be unaffected by such taking, except that:  (a) if more than twenty-five percent (25%) of the Rentable Area of the Building shall be taken, whether or not any portion of the Premises shall be affected thereby, or if so much of the Building shall be taken that Landlord determines that the Building cannot be restored, reconstructed or replaced in a suitable manner so that the Building may continue to be used for the purposes intended or that it would be economically or operationally impractical to operate the portion of the Building remaining after the taking, Landlord may, at its option, terminate this Lease by giving Tenant notice to that effect within one hundred twenty (120) days after the Date of the Taking; and (b) if thirty percent (30%) or more of the Rentable Area of the Premises shall be so taken and the remaining Rentable Area shall not, in the reasonable option of Tenant, be sufficient for Tenant to continue the operation of its business at the Premises, Tenant may, at its option, terminate this Lease by giving Landlord notice to that effect within ninety (90) days after the Date of the Taking.  This Lease shall terminate on the thirtieth (30th) day after the date that any such termination notice is given, and the Rents shall be prorated and adjusted as of such termination date.  Upon a partial taking, where this Lease continues in force as to any part of the Premises, (i) the Base Rent shall be reduced by the percentage that the Rentable Area of the portion of the Premises taken bears to the Rentable Area of the Premises prior to the taking, and Tenant's Share shall be reduced to the percentage that the Rentable Area of the portion of the Premises left to Tenant bears to the Rentable Area of the Building after the taking and (ii) Landlord shall repair or restore the remaining portions of the Premises or the Building, as the case may be, with reasonable dispatch after collection of substantially all of the award attributable to the taking by Eminent Domain; provided, however, that Landlord shall not be required to expend on such repair or restoration amounts in excess of the total awards (net of the costs of collection) collected by it on account of the taking.

SECTION 14.3    Award.  Landlord shall be entitled to receive the entire award or payment in connection with any taking of the Premises without deduction for any estate vested in Tenant by this Lease.  Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment.  Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of Tenant's Property, the interruption of its business or moving expenses, but only if such award or payment shall be made in addition to Landlord's award and if Tenant's claim does not adversely affect or result in any reduction of Landlord's award or interfere with the prosecution of a claim for the taking by Landlord.

SECTION 14.4    Temporary Taking.  If all or any portion of the Premises is taken by Eminent Domain for a limited period of time, this Lease shall remain in full force and effect, and Tenant shall continue to perform all of Tenant's obligations under this Lease, including, without limitation, the payment of Rents.  Tenant shall be entitled to claim and receive only that portion of the award or payment from the condemning authority expressly granted for any such temporary taking of the Premises attributable to any period within the Lease Term and that portion of the award, if any, for damage to Tenant's Property.

ARTICLE 15

SURRENDER OF PREMISES

SECTION 15.1    Surrender.  On the last day of the Lease Term, upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises in accordance with applicable law, Tenant shall quit and surrender the Premises to Landlord broom clean and in good order, condition and repair (ordinary wear and tear and any damage or destruction caused by fire or other casualty that Tenant is not obligated by this Lease to repair excepted) and in compliance with Articles 3 and 9.  Upon expiration of the Lease Term or earlier termination of this Lease, all of Tenant's right, title and interest in the Premises and the Building shall cease.

SECTION 15.2    Acceptance of Surrender.  Prior to the expiration or earlier termination of this Lease in accordance with the terms hereof, no act or thing done by Landlord or its agents (including accepting the keys or similar access devices to the Premises) shall be deemed an acceptance of surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

SECTION 15.3    No Holding Over.  There shall be no holding over by Tenant after the expiration or earlier termination of this Lease and the failure by Tenant to deliver possession of the Premises to Landlord shall be an unlawful holdover.  During any period in which Tenant so holds over, the rental value of the Premises, payable from the date immediately following the date on which Tenant was to deliver the Premises through and including the last day of the calendar month in which Tenant so delivers the Premises (except with respect to the first ten (10) days of the holdover, for which the holdover rent shall be payable on a per diem basis), shall be deemed to be equal to the product of (i) (A) one hundred percent (100%) in the case of the first ten (10) days of the holdover, (B) one hundred fifty percent (150%) in the case of the next twenty (20) days of the holdover, (C) two hundred percent (200%) in the case of the next sixty (60) days of the holdover and (D) two hundred fifty percent (250%) thereafter and (ii) the sum of (x) the Base Rent payable immediately preceding the expiration or earlier termination of this Lease and (y) all other items of Additional Rent that would have been otherwise payable hereunder had this Lease not expired or been terminated.  Acceptance by Landlord of any such Rent during the period in which Tenant so holds over shall not cure or waive Tenant's default, nor prevent Landlord from exercising, before or after such acceptance, any of the remedies provided by this Lease or at law or in equity.  Payment of any such Rent and other sums during any period in which Tenant holds over shall not excuse Tenant's obligation to vacate and surrender the Premises on the date, and in the manner and condition, required under this Lease.

ARTICLE 16

EXCULPATION AND INDEMNIFICATION

SECTION 16.1    Exculpation.  Neither Landlord, nor any Senior Interest Holder, nor any partner, principal, director, officer, agent or employee of any of the foregoing (hereinafter collectively referred to as "Landlord Parties") shall be liable to Tenant or its partners, principals, directors, officers, contractors, agents, employees, invitees, sublessees, licensees or any other Person claiming through or under Tenant, for any loss, injury or damage to Tenant or to any other Person, or to its or their property (nor shall Tenant or any other Person be entitled to any abatement or suspension of its obligation to pay Rents or be construed to be constructively or otherwise evicted), irrespective of the cause of such loss, injury or damage, including claims resulting from: (a) any equipment or appurtenances becoming out of repair; (b) injury done or occasioned by weather conditions; (c) any defect in or failure of plumbing, heating or air conditioning equipment, gas, water, and steam pipes, stairs, railings or walks; (d) broken glass; (e) the backing up of any sewer pipe or downspout; (f) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about the Building or the Premises; (g) the escape of steam or hot water; (h) water, snow or ice being upon or coming through the roof or any skylight, trapdoor, stair, doorway, window, walk or any other place upon or near the Building or the Premises or otherwise; (i) the falling of any fixture, plaster, tile or stucco; (j) and any act, omission or negligence of other tenants or occupants of the Building or of adjoining or contiguous buildings or of owners of adjacent or contiguous property, unless caused by or resulting from the gross negligence or willful misconduct of Landlord or its employees or agents in the operation or maintenance of the Premises or the Building.  Further, in no event shall Landlord or any Landlord Party be liable for any indirect, consequential or punitive damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any Person claiming through or under Tenant, including loss of profits.

SECTION 16.2    Indemnity.  Tenant shall defend, indemnify and hold harmless Landlord and all Landlord Parties from and against any and all claims, demands, liability, loss, damage, costs and expenses (including reasonable attorneys' fees and disbursements) arising from or in connection with:  (a) the conduct or management of the Premises or of any business therein, or any work or act whatsoever done, or any condition created (other than by the gross negligence or willful misconduct of Landlord or any of the Landlord Parties) in or about the Premises or the Building during the Lease Term and/or the period of time, if any, prior to the Term Commencement Date during which Tenant may have been given access to the Premises or during any holdover by Tenant after the expiration or earlier termination of this Lease; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, principals, directors, officers, agents, invitees, employees or contractors; (c) any accident, injury or damage whatever (unless caused by the gross negligence of Landlord or any of the Landlord Parties) occurring in or about the Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Lease.  If any claim, action or proceeding is brought against any of the Persons indemnified under this Section 16.2 for a matter covered by this indemnity, Tenant, upon notice from the indemnified Person, shall defend such claim, action or proceeding by counsel reasonably satisfactory to Landlord and the indemnified Person.

SECTION 16.3    Transfers of Landlord's Interest.  The term "Landlord" shall mean only the owner at the time in question of the present Landlord's interest in the Building and in the event of (a) a sale or transfer of all or any part of the Building which includes the Premises (by operation of law or otherwise), (b) the lease of all or substantially all of the Building or (c) a sale or transfer (by operation of law or otherwise) of the leasehold estate under any such lease, the grantor, transferor or lessor, as the case may be, shall be and hereby is (to the extent of the interest or portion of the Building or leasehold estate sold, transferred or leased) automatically and entirely released and discharged, from and after the date of such sale, transfer or lease, of all liability in respect of the performance of any of the terms of this Lease on the part of Landlord thereafter to be performed; it being intended that Landlord's obligations hereunder shall be binding on Landlord, its successors and assigns only during and in respect of their respective successive periods of ownership.  In the event of such a sale, transfer or lease, the covenants and agreements of Landlord shall thereafter be binding upon the transferee of Landlord's interest.

SECTION 16.4    Recourse Limited to Building.  Tenant shall look solely to Landlord's estate and interest in the Building for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Landlord, and no other property or assets of Landlord, Landlord's agents, incorporators, subscribers, shareholders, officers, directors, partners, principals (disclosed or undisclosed) or affiliates shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant's rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant's use and occupancy of the Premises or any other liability of Landlord to Tenant.

ARTICLE 17

SUBORDINATION AND ATTORNMENT

SECTION 17.1    Subordination.  This Lease, and all rights of Tenant hereunder, are subordinate and subject to all present and future leases of the Building and any mortgages upon the Building and to all advances thereunder and renewals, replacements, modifications, consolidations and extensions thereof (all of the foregoing, collectively, the "Senior Interests", and holders of Senior Interests shall be referred to as "Senior Interest Holders"), unless any Senior Interest Holder elects that this Lease shall be superior to its lease or mortgage pursuant to Section 17.2.  This Section 17.1 shall be self-operative and no further instrument of subordination shall be required.  In confirmation of subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, any Senior Interest Holder or any of their respective successors in interest may reasonably request to evidence such subordination.  If Tenant fails to execute, acknowledge or deliver any such instrument within ten (10) days after request therefor, such failure shall constitute a default under this Lease.

SECTION 17.2    Election to Subordinate.  By written notice to Tenant, any Senior Interest Holder may elect to subordinate its interest to this Lease.

SECTION 17.3    Notice and Cure of Landlord's Default.  If any act or omission of Landlord would give Tenant the right, immediately or after the giving of notice and/or a lapse of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until:  (a) it has given written notice of the act or omission to Landlord and each Senior Interest Holder whose name and address shall have been furnished to Tenant, which notice shall specifically refer to this Section 17.3 and shall describe Landlord's default with reasonable detail, specifying the section of this Lease as to which Landlord is in default; and (b) a reasonable period for remedying the act or omission shall have elapsed following the giving of such notice and following the time during which each Senior Interest Holder would be entitled to remedy the act or omission (which reasonable period shall in no event be shorter than the period during which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy).  If within such reasonable period any Senior Interest Holder gives Tenant notice of its intention to remedy the act or omission, and thereafter diligently commences the required remedial action and pursues it to completion, Tenant shall have no right to terminate this Lease on account of the act or omission.

SECTION 17.4    Attornment.  Any Senior Interest Holder who succeeds to the rights of Landlord under this Lease, whether through exercise of remedies or by operation of law, is in this Section 17.4 called a "Successor Landlord."  Upon the Successor Landlord's succession to the rights of Landlord under this Lease, at the option of the Successor Landlord, Tenant shall attorn to and recognize the Successor Landlord as Tenant's landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence the attornment.

SECTION 17.5    Non-Disturbance.  Landlord represents to Tenant that, as of the Lease Date, there are no Senior Interest Holders.  In the event that, after the Lease Date, any Person shall acquire a Senior Interest and become a Senior Interest Holder, Landlord shall request that such Senior Interest Holder issue a Subordination, Non-Disturbance and Attornment Agreement ("SNDA") in favor of Tenant in its customary form and shall exercise reasonable efforts to cause the Senior Interest Holder to issue same (it being understood that in no event shall Landlord be required to expend any money or institute any legal action to obtain the SNDA).  However, it is understood and agreed that, having made such request and exercised such reasonable efforts, Landlord shall have no responsibility or liability to Tenant if the Senior Interest Holder shall fail to issue an SNDA in favor if Tenant or if Tenant fails to sign or is unwilling to sign the SNDA for any reason whatsoever.

ARTICLE 18

QUIET ENJOYMENT

SECTION 18.1    Quiet Enjoyment.  So long as Tenant timely pays all the Rents and performs all of Tenant's other obligations hereunder within the time periods permitted under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises during the Lease Term without hindrance or ejection by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease.  This covenant is a covenant running with the land, and is not a personal covenant of Landlord, except to the extent of Landlord's interest in this Lease and for only so long as such interest shall continue.

ARTICLE 19

ASSIGNMENT AND SUBLETTING

SECTION 19.1    Prohibition.  Tenant shall not mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever, and any attempt to do so shall be void and a material breach of this Lease.  Tenant shall not, whether voluntarily, involuntarily, by operation of law or otherwise:  (a) assign or otherwise transfer this Lease; or (b) sublet the Premises or any part thereof, without in each instance strictly complying with the requirements of this Article 19, and any attempt by Tenant to do so shall be void and a default under this Lease.  Use or occupancy of the Premises by a licensee, concessionaire or any Person other than Tenant shall be regarded as a sublease subject to this Article 19.

SECTION 19.2    Corporate and Partnership Transactions.  If Tenant is a corporation, a dissolution of the corporation or a transfer (by one or more transactions, except for transactions on the New York Stock Exchange or another recognized stock exchange) of a majority of the voting stock of Tenant shall be deemed an assignment of this Lease subject to this Article 19, except for (a) a transaction with a corporation into or with which Tenant is merged or consolidated, (b) a purchase of all or substantially all of the assets of Tenant (provided that the purchaser assumes Tenant's obligations under this Lease) or (c) a purchase of all or a majority of the stock of all classes of Tenant, where a principal purpose of such transaction is not the assignment of this Lease and the successor to Tenant or purchaser has a net worth (computed in accordance with generally accepted accounting principles consistently applied) which is at least equal to Twenty Million Dollars ($20,000,000.00).  Proof reasonably satisfactory to Landlord of such net worth shall be delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.  If Tenant is a partnership, a dissolution of the partnership or a transfer of the controlling interest in Tenant (including the admission of new partners or withdrawal of existing partners having a controlling interest) shall be deemed an assignment of this Lease subject to the provisions of this Article 19, regardless whether the transfer is made by one or more transactions, or whether one or more persons hold the controlling interest prior to the transfer or afterwards.

SECTION 19.3    Offer to Landlord.  Tenant shall give written notice to Landlord of any bona fide proposed assignment or sublease accompanied by: (a) a term sheet, signed by an officer of the proposed assignee or subtenant, which Tenant, acting in good faith, reasonably believes to have been mutually agreed upon by Tenant and the proposed assignee or subtenant, setting forth all of the material business and economic terms of the proposed assignment or sublease, including without limitation, the commencement date, base rent, term, real estate tax, operating expense and cleaning cost escalation, electricity charges, common area electric, free rent, construction allowance, other concessions, payments to be made for Improvements or Tenant's Property, and the like; (b) a statement reasonably satisfactory to Landlord setting forth in reasonable detail the identity of the proposed assignee or sublessee, the nature of its business and (for a proposed sublease) the space to be sublet; (c) financial information with respect to the proposed assignee or sublessee reasonably satisfactory to Landlord, including its financial reports for its current business year and its two (2) prior business years; and (d) other information reasonably requested by Landlord.  The notice shall constitute an offer from Tenant (the "Offer") for Landlord, at Landlord's option, exercisable in Landlord's sole discretion, to (i) terminate this Lease or sublease the Premises from Tenant (if the proposed transaction is an assignment of this Lease or a sublease of all or substantially all of the Premises for any period of time), (ii) terminate this Lease with respect to the space covered by the Offer or sublease from Tenant the space covered by the Offer for the balance of the Lease Term (if the proposed transaction is a sublease of part of the Premises for all or substantially all of the remaining Lease Term, i.e., for a term that ends two (2) years or less prior to the end of the Lease Term) or (iii) sublease the space covered by the Offer (if the proposed transaction is a sublease of part of the Premises for less than all or substantially all of the remaining Lease Term).  Landlord may exercise one of these options by notice to Tenant at any time within twenty (20) Business Days after receipt of the Offer, and during such period Tenant shall not assign this Lease or sublet the space covered by the Offer to any Person.  If Landlord fails to respond to Tenant's notice within the said period of twenty (20) Business Days, Tenant may send a Reminder Notice to Landlord with respect thereto and, if Landlord shall not exercise one of its options under this Section 19.3 by notice given to Tenant within three (3) Business Days after its receipt of the Reminder Notice, Landlord shall be deemed not to have exercised any such option.  Any such Reminder Notice, to be effective, shall be sent by certified mail, return receipt requested, in accordance with Section 24.10 and shall state prominently therein that, if Landlord fails to respond within three (3) Business Days, Landlord shall be deemed not to have exercised any of its options under this Section 19.3.

SECTION 19.4    Termination or Partial Termination of Lease.

(a) If Tenant proposes in the Offer either to assign this Lease or to sublet all or substantially all of the Premises, and Landlord elects to terminate this Lease, then this Lease shall end on the date that the proposed assignment or sublease would have commenced, and the Rents shall be prorated and paid through the termination date.

(b) If Tenant proposes in the Offer to sublet a portion of the Premises, and Landlord exercises its option to terminate this Lease with respect to the space covered by the Offer, then this Lease shall terminate as to that space on the date that the proposed sublease would have commenced.  The Rents shall be prorated and paid through the termination date.  Thereafter, the Base Rent shall be reduced in the proportion that the Rentable Area of the space covered by the Offer bears to the total Rentable Area of the Premises, and Tenant's Share shall be reduced in the same proportion.

SECTION 19.5    Sublease by Landlord.  If Landlord exercises its option to sublease all or any portion of the Premises (the "Sublease Space") from Tenant pursuant to Section 19.3, Tenant shall promptly enter into a sublease with Landlord or an entity designated by Landlord with respect to the Sublease Space, which sublease shall be prepared by Landlord, shall be reasonably acceptable to Tenant and shall:

(a) be upon the same terms and conditions as those contained in this Lease (but the term shall be the term indicated in the sublease submitted by Tenant to Landlord pursuant to Section 19.3 and the Rents and other financial terms shall be at the lower of (A) those provided in this Lease or (B) those provided in the term sheet submitted by Tenant to Landlord pursuant to Section 19.3), except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 19.5;

(b) give the subtenant the unqualified and unrestricted right, without Tenant's consent, to assign such sublease or to further sublet the Sublease Space or any part thereof and to make any and all changes, alterations, and improvements in the Sublease Space;

(c) provide in substance that any such changes, alterations, and improvements made to the Sublease Space may be removed, in whole or in part, prior to or upon the expiration or other termination of the sublease provided that any material damage and injury caused thereby shall be repaired; and

(d) provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) if the Sublease Space constitutes less than the entire Premises, prior to the commencement of the term of the sublease, Tenant, at its expense, shall make such alterations as may be required to physically separate the Sublease Space from the balance of the Premises and to provide appropriate means of ingress thereto and egress therefrom and (iii) at the expiration of the term of the sublease, Tenant will accept the Sublease Space in its then existing condition, broom clean.

SECTION 19.6    Consent by Landlord.  If Landlord does not exercise one of its options pursuant to Section 19.3, Landlord shall not unreasonably withhold, delay or condition its consent to the proposed assignment or sublease, provided that the conditions set forth below are met.  Landlord shall notify Tenant in writing within five (5) days after the end of the period for the exercise of its options pursuant to Section 19.3 or within thirty (30) days after its receipt of notice of the proposed assignment or sublease, whichever is later, as to whether or not it consents to the proposed assignment or sublease.

19.6.1 Use.  The business of the proposed assignee or subtenant and its use of the Premises, or the relevant portion thereof, must be consistent with the Permitted Use and, in Landlord's reasonable judgment, in keeping with the standards of the Building.

19.6.2 Identity.  The proposed assignee or subtenant must be a reputable Person of good character with sufficient assets and income, in Landlord's reasonable judgment, to bear the financial responsibilities of Tenant under this Lease, and Landlord must be furnished with reasonable proof thereof.

19.6.3 Further Occupancy.  If the Landlord then has reasonably comparable space available in the Building or will have such reasonably comparable space available within a period of four (4) months, neither the proposed assignee or sublessee, nor any Person who, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee or any Person who controls the proposed assignee or sublessee, may then be an occupant of any part of the Building.

19.6.4 Prior Negotiations.  The proposed assignee or sublessee may not have negotiated with Landlord to lease space in the Building within four (4) months prior to the Offer.

19.6.5 Form.  The form of the proposed assignment or sublease must be satisfactory to Landlord and shall comply with the applicable provisions of this Article 19.

19.6.6 Number of Occupants.  There may not be more than three (3) Persons (including Tenant) occupying the Premises at any time.

19.6.7 Rental Terms.  The rental and other financial terms of the assignment or sublease must not be at material variance with those contained in the term sheet furnished to Landlord with the Offer (which shall mean a variance not in excess of seven and one-half percent (7-1/2%)) and the other terms of the assignment or sublease must be substantially the same as those contained in the term sheet furnished to Landlord with the Offer.

19.6.8 Dimensions.  The sublease space must be suitable for normal leasing purposes.

19.6.9 Advertising. Neither the Premises nor any portion thereof shall be advertised at a rental less than the rental then being offered by Landlord for comparable space in the Building.  The foregoing shall not apply to circulars prepared for distribution to the brokerage community, provided that Tenant shall obtain Landlord's prior written consent for each such circular (such approval not to be unreasonably withheld, delayed or conditioned).  Tenant shall not utilize any advertisement or promotional materials prepared by or for it unless it shall first submit a copy thereof to Landlord and obtain Landlord's approval therefor (such approval not to be unreasonably withheld, delayed or conditioned).  Tenant recognizes that "Tower 49" and "T49" are registered trademarks of Landlord and may not be used by Tenant in any advertisement or promotional materials without clear indication to such effect.

SECTION 19.7    Miscellaneous.

19.7.1 General Terms.  Tenant shall reimburse Landlord on demand for any costs that Landlord may incur in connection with any proposed assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with any request for consent.  Any assignment of this Lease to which Landlord gives its consent shall not be valid or binding on Landlord unless and until the assignee executes an agreement enforceable by Landlord in form and substance reasonably satisfactory to Landlord whereby the assignee assumes and agrees to be bound by all of the provisions of this Lease and to perform all of the obligations of Tenant hereunder.

19.7.2 Tenant Remains Liable.  Notwithstanding any assignment or sublease, Tenant shall remain fully liable for the payment of Rents and for the performance of all the other obligations of Tenant contained in this Lease.  Any act or omission of an assignee or subtenant or any Person claiming under or through any of them that violates this Lease shall be deemed a violation of this Lease by Tenant.

19.7.3 Effect of Consent.  The consent by Landlord to any assignment or sublease shall not relieve Tenant or any Person claiming through or under Tenant of the obligation to obtain the consent of Landlord, pursuant to the provisions of this Article 19, to any future assignment or sublease.

19.7.4 Indemnification of Landlord.  If Landlord declines to give its consent to any proposed assignment or sublease, or if Landlord exercises any of its options under Section 19.3, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless against and from any and all loss, liability, damages, costs and expenses (including reasonable attorneys' fees and disbursements) resulting from any claims that may be made against Landlord by any Person who claims it was damaged by Landlord's actions, including any proposed assignee or sublessee or any broker or other Person claiming a commission or similar compensation in connection with the proposed assignment or sublease.

19.7.5 General Sublease Provisions.  With respect to each and every sublease consented to by Landlord under the provisions of this Article 19, it is further agreed that:

(a) The term of the sublease must end no later than one day prior to the last day of the Lease Term;

(b) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until a fully executed counterpart of such sublease has been delivered to Landlord; and

(c) Each sublease shall provide that:  (i) it is subject and subordinate to this Lease and all interests to which this Lease is subordinate; (ii) Landlord may enforce the provisions of the sublease, including collection of rents; and (iii) on termination of this Lease or re-entry or repossession of the Premises by Landlord, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord but that nevertheless Landlord shall not be: (x) liable for any previous act or omission of Tenant under such sublease; (y) subject to any defense or offset previously accrued in favor of the subtenant against Tenant; or (z) bound by any previous modification of such sublease made without Landlord's written consent or by any previous prepayment of more than one (1) month's rent.

19.7.6 Material Modification.  No material modification or amendment shall be made to a sublease without the prior written consent of Landlord.  Landlord shall not unreasonably withheld, delay or condition such consent.

SECTION 19.8    New Offer.  If Tenant fails to execute and deliver an assignment or sublease embodying the terms set forth in Tenant's Offer made pursuant to Section 19.3 to which Landlord has consented without material variance from such terms (which in the case of the rental and other financial terms shall mean a variance not in excess of seven and one-half percent (7-1/2%) and in the case of the other terms shall mean that they are substantially the same) within one hundred twenty (120) days after the giving of such consent, then Landlord's consent shall be void, and Tenant shall again comply with all of the provisions and conditions of this Article 19 before assigning this Lease or subletting all or part of the Premises.  It is expressly understood and agreed that, if Tenant proposes to make an assignment or sublease to an assignee or sublessee other than the assignee or sublessee to which Landlord has consented or to the same assignee or sublessee to which Landlord has consented but upon terms which vary materially (as defined above) from the terms of Tenant's Offer made pursuant to Section 19.3, Tenant shall first again comply with all of the provisions and conditions of this Article 19 before entering into such assignment or sublease.  Reference in this Section 19.8 to compliance with the provisions and conditions of this Article 19 shall include without limitation the making of a new Offer to Landlord pursuant to Section 19.3.

SECTION 19.9    Additional Charges.

(a) If Landlord shall consent to any assignment of this Lease, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent, an amount equal to fifty percent (50%) of (i) all sums and other consideration paid to Tenant by the assignee for such assignment (including sums paid for the purchase or rental of Improvements and/or Tenant's Property to the extent such sums are greater than the lesser of (A) the fair market sale or rental value of the Improvements and/or Tenant's Property being sold or rented or (B) the unamortized cost of such Improvements and/or Tenant's Property as shown on Tenant's Federal tax returns) less (ii) reasonable brokerage commissions, reasonable legal fees, reasonable advertising costs and construction costs or allowances, to the extent actually incurred or granted by Tenant in connection with such assignment which amount shall be paid to Landlord within fifteen (15) days of Tenant's receipt thereof.

(b) If Landlord shall consent to any sublease, Tenant shall, in consideration thereof, pay to Landlord, as Additional Rent, an amount equal to fifty percent (50%) of (i) the base rent, additional rent or other payments received by Tenant under such sublease, as reduced by an amount equal to reasonable brokerage commissions, reasonable legal fees, reasonable advertising costs and construction costs or allowances, to the extent actually incurred or granted by Tenant in connection with such sublease, less (ii) the Base Rent payable by Tenant pursuant to Article 4 and the Additional Rent payable by Tenant pursuant to Article 5 during the period of such sublease (the "Sublease Rent Payment").  The Sublease Rent Payment shall be payable by Tenant to Landlord within fifteen (15) days after receipt from the subtenant in each case.  In calculating the Sublease Rent Payment, it is understood that no rent shall be deemed to have been received by Tenant from the subtenant during any free rent period granted by Tenant to the subtenant pursuant to the sublease.

(c) For purposes of Section 19.9(b), the Base Rent and Additional Rent allocable to the subleased space for any period shall equal the total Base Rent and Additional Rent accruing during such period multiplied by a fraction, the numerator of which is the rentable area of the subleased space and the denominator of which is the rentable area of the Premises.

SECTION 19.10    Acceptance of Rent.  If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee.  If the Premises or any part thereof are sublet, whether or not in violation of this Lease, Landlord may, after default by Tenant and expiration of Tenant's time to cure such default, collect rent from the sublessee.  In either event, Landlord may apply the net amount collected to payment of Rents, but no such assignment, subletting or collection shall be deemed a waiver of any of the provisions of this Lease, an acceptance of the assignee or sublessee as a lessee, or a release of Tenant from the performance by Tenant under this Lease.

SECTION 19.11    Standards of Landlord's Consent.  If Tenant desires to assign this Lease or sublet all or any part of the Premises and Landlord withholds its consent or conditions its consent and Tenant believes that Landlord did so unreasonably, Tenant may prosecute an action for declaratory relief to determine if Landlord properly withheld or conditioned its consent, but Tenant waives and discharges any claims it may have against Landlord for monetary damages arising from Landlord's withholding or conditioning its consent.  In any such action, each party shall bear its own attorneys' fees.

SECTION 19.12    Assignment or Sublease to Affiliates.  Notwithstanding anything to the contrary contained in this Article 19, Tenant may assign this Lease or sublet all or any portion of the Premises to any Affiliate of Tenant, in each case subject to the provisions of this Article 19 but without complying with the provisions of Section 19.3 and without being subject to the provisions of Sections 19.4 or 19.5 and without obtaining Landlord's consent under Section 19.6 (it being understood that the other conditions for subletting set forth in Section 19.6 shall be applicable).  Tenant shall give Landlord at least thirty (30) days' prior notice of any such assignment or subletting to an Affiliate of Tenant, which notice shall include evidence that the assignee or sublessee is an Affiliate of Tenant, and shall deliver to Landlord a photocopy of the assignment agreement or sublease, as the case may be, within five (5) days after the execution and delivery of the same by the parties thereto.

ARTICLE 20

ESTOPPEL CERTIFICATES

SECTION 20.1    Estoppel Certificates.  Within fifteen (15) days after any request by Landlord therefor, Tenant shall execute and deliver to Landlord an estoppel certificate, in form and substance reasonably satisfactory to Landlord, addressed to Landlord or such Persons as Landlord may designate, certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications); (b) as to the Term Commencement Date, the Rent Commencement Date and the Expiration Date and that there are no agreements with Landlord to extend or renew the Lease Term or to permit any holding over (or if there are any such agreements, describing them and specifying the periods of extension or renewal or holdover); (c) the amount of Rents payable hereunder and dates through which Rents have been paid; (d) as to whether, to the knowledge of Tenant, Landlord is in default in performance of any of its obligations under this Lease, and specifying each default of which Tenant has knowledge; (e) as to whether, to the knowledge of Tenant, any event has occurred that, with the giving of notice or passage of time, or both, would constitute a default by Landlord under this Lease and, if such an event has occurred, specifying each such event; (f) as to whether Tenant is entitled to any abatement or refund of, or credit or offset against, payment of Rents, and, if so, describing them; (g) that Tenant has no rights or options to purchase the Premises or the Building; (h) that Tenant is the only occupant of the Premises, or if there are other occupants, subtenants or assignees, the identity of such Persons; (i) as to whether Tenant has accepted possession of the Premises; and (j) any other matter Landlord may reasonably request.  An estoppel certificate issued by Tenant pursuant to this Section 20.1 shall be a representation and warranty by Tenant that may be relied upon by Landlord and by others with whom Landlord may be dealing, without the necessity of independent investigation.  If Tenant fails to execute and deliver an estoppel certificate within fifteen (15) days after a request therefor, such failure shall constitute a default under this Lease.

ARTICLE 21

EXPANSION

SECTION 21.1    Notification by Landlord.  At any time during the period from the Lease Date until September 30, 2012 that Landlord becomes aware that any full floor above the 24th floor of the Building (the "Available Space") will become available for leasing to the general public, Landlord shall endeavor to give Tenant notice of such availability (an "Availability Notice").  However, it is understood that Landlord shall have no liability to Tenant if it fails for any reason to give any Availability Notice.  Landlord hereby gives Tenant an Availability Notice that, in the event that Suntory International, Inc. fails or declines to exercise the expansion option granted to it in its lease, the 36th floor of the Building will become available on May 20, 2012.  It is understood that nothing in this Section 21.1 or elsewhere in this Lease shall be construed to place any obligation upon Landlord or to grant an option, right of first offer, right of first refusal, right to negotiate or any other right to Tenant with respect to any Available Space.

ARTICLE 22

BROKER

SECTION 22.1    Broker.  Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims for any brokerage commission or finder's fee with respect to this Lease made against Landlord by any Person (other than Landlord's Broker and Tenant's Broker) not employed by Landlord in connection with the leasing of the Premises to Tenant based upon dealings of such Person with Tenant or Tenant's Broker and from and against all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys' fees and disbursements.  Landlord agrees to indemnify, defend and hold Tenant harmless from and against any claims for any brokerage commission or finder's fee with respect to this Lease made against Tenant by any Person (including Landlord's Broker and Tenant's Broker) not employed by Tenant in connection with the leasing of the Premises to Tenant based upon dealings of such Person with Landlord or Landlord's Broker and from and against all costs, expenses and liabilities incurred in connection with such claims, including attorneys' fees and disbursements.  Commissions, if any, due to Landlord's Broker and/or Tenant's Broker shall be paid by Landlord pursuant to a separate agreement or agreements.

ARTICLE 23

CONDITIONAL LIMITATIONS

SECTION 23.1    Conditional Limitations.  The Lease and the estate hereby granted are subject to the limitations that:

23.1.1 Failure to Pay Rents.  If Tenant shall fail to pay any portion of Base Rent or Additional Rent when due or shall fail to replenish the Security Deposit in any case within the period specified in Section 25.4 and such failure shall continue for five (5) days after notice thereof by Landlord to Tenant;

23.1.2 Failure to Take Possession; Abandonment.  If Tenant shall fail to take possession of the Premises within twenty (20) days after possession is tendered by Landlord, or if Tenant shall abandon the Premises;

23.1.3 Failure to Perform Under This Lease.  If Tenant shall fail to observe and perform any provision of this Lease (other than those specifically mentioned in this Section 23.1) to be observed or performed by Tenant and such failure continues for twenty (20) days after notice thereof by Landlord to Tenant, unless, if the nature of such failure is such that it cannot reasonably be cured within such twenty (20) day period, (a) within such twenty (20) day period Tenant notifies Landlord in writing that it intends to cure such failure and actually commences to cure such failure and (b) Tenant thereafter diligently proceeds to complete such cure within a reasonable time not to exceed ninety (90) days;

23.1.4 Failure to Perform Under Other Leases.  If Tenant shall fail to observe and perform any provisions of any other lease with Landlord of space in the Building to be observed or performed by Tenant, where such failure continues beyond any grace period set forth in such other lease for the remedying of such failure;

23.1.5 Admission of Inability to Pay Debts.  If Tenant shall be unable to, or shall admit its inability to, pay its debts as they become due;

23.1.6 Voluntary Proceeding.  If Tenant shall commence or institute any case, proceeding or other action (a) seeking relief on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property;

23.1.7 General Assignment.  If Tenant shall make an assignment for the benefit of creditors;

23.1.8 Involuntary Proceeding.  If any case, proceeding or other action shall be commenced or instituted against Tenant (a) seeking to have an order for relief entered against Tenant as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or relief of debtors or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any part of its property, which either results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or remains undismissed for a period of sixty (60) days;

23.1.9 Appointment of Trustee.  If a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within sixty (60) days;

23.1.10 Tenant's Acquiescence.  If Tenant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Sections 23.1.8 or 23.1.9;

23.1.11 Hypothecation, Assignment or Subletting.  If this Lease shall be hypothecated or assigned or if the Premises shall be sublet, or if there shall be attempts at such actions, in violation of the provisions of Article 19;

23.1.12 Legal Process.  If Landlord, on two (2) or more occasions in any twenty-four (24) month period, institutes legal proceedings to recover possession of the Premises from Tenant on account of defaults; or

23.1.13 Multiple Breaches.  If within any period of twelve (12) months, a breach of the kind set forth in Section 23.1.1 or 23.1.3 shall occur on two (2) separate occasions, and notice thereof shall be given to Tenant under the aforesaid section and either (a) Tenant shall cure such breach within the applicable cure period or (b) Landlord shall, in its sole discretion, permit Tenant to cure such breach after the applicable cure period has expired, then, in any of such events, Landlord may, at any time thereafter, give notice to Tenant stating that this Lease and the Lease Term shall automatically expire and terminate on the date specified in such notice, which date shall be three (3) days after the giving of such notice, and upon the expiration of such three (3) day period, this Lease and the Lease Term and all rights of Tenant under this Lease shall automatically expire and terminate as if the date on which such three (3) day period expires were the Expiration Date, and Tenant shall immediately quit and surrender the Premises to Landlord.

SECTION 23.2    Remedies and Damages.

23.2.1 Surrender and Re-Entry.  If (a) Tenant shall fail to pay Base Rent or Additional Rent when due and such failure shall continue for five (5) days after notice thereof from Landlord to Tenant or (b) this Lease shall expire and terminate as provided in Section 23.1, then in either such case, Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time thereafter, without further notice, re-enter the Premises, either by summary proceedings or by any other applicable action or proceeding or otherwise, and remove all Persons and property from the Premises.  The removed property may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.  The terms "re-enter," "re-entry" or "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

If (a) Landlord shall have re-entered the Premises as provided in this Section 23.2.1 or (b) this Lease shall have terminated and expired as provided in Section 23.1, then, in either such case, Landlord may relet the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions (that may include concessions and free rent periods) as Landlord may determine; provided, however, that Landlord shall not be liable for refusal or failure to relet the Premises, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability.  Landlord may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

23.2.2 Waiver of Notice and Redemption.  Tenant hereby waives (a) the service of any notice of intention to re-enter and (b) all rights of Tenant to redeem the Premises or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed or ejected by a judgment or by warrant of any court, (ii) any re-entry by Landlord or (iii) any expiration or termination of this Lease and the Lease Term, whether such dispossession, ejection, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.

23.2.3 Damages.  If this Lease and the Lease Term shall terminate as provided in Section 23.1 or if Landlord shall re-enter the Premises as provided in Section 23.2.1 hereof, then, in any of such events:

(a) Tenant shall pay to Landlord all Base Rent and Additional Rent to the date upon which this Lease and the Lease Term shall have expired or to the date of re-entry upon the Premises by Landlord, as the case may be;

(b) Tenant also shall pay to Landlord, as damages, any deficiency (a "Deficiency") between the Rents for the period that otherwise would have constituted the unexpired portion of the Lease Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 23.2.1 for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, attorneys' fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting).  Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Base Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

(c) Whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord may elect, at any time, to recover from Tenant, and Tenant shall pay to Landlord on demand, in lieu of any further Deficiency as and for liquidated damages, a sum equal to the amount by which the Rents for the period that otherwise would have constituted the unexpired portion of the Lease Term exceeds the then fair market rental value of the Premises for the same period, both discounted to present value at the rate of six percent (6%) per annum less the aggregate amount of Deficiencies theretofore collected by Landlord for the same period.

23.2.4 Rents from Reletting.  If the Premises shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned.  Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rents reserved in this Lease.  Nothing contained in this Article 23 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any laws, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in Section 23.2.

23.2.5 Monies Received.  Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceedings between Landlord and Tenant shall be deemed paid as compensation for the use and occupancy of the Premises, and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rents or a waiver on the part of Landlord of any rights hereunder.

23.2.6 Equitable Remedies.  Following a breach or threatened breach by Tenant of any of the provisions hereof, Landlord shall have the right to seek injunctive relief and the right to invoke any remedy allowed at law or in equity.

SECTION 23.3    Waiver of Trial by Jury and Counterclaims.  Landlord and Tenant each waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters not relating to personal injury or property damage but otherwise arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant's use or occupancy of the Premises or the operation, maintenance or control of the Building.  Tenant shall not interpose any counterclaim it may otherwise assert in any summary proceeding whether such summary proceeding is based on nonpayment of Rents or on Tenant's holding over after expiration of the Lease Term or on any other basis pursuant to Article 7 of the New York Real Property Actions and Proceedings Law, unless by not interposing such counterclaim Tenant would be barred from asserting such counterclaim in a separate action or proceeding.  The provisions of this Section 23.3 shall survive the expiration or earlier termination of the Lease Term.

SECTION 23.4    No Holdover by Tenant.  Tenant waives any rights under Section 2201 of the New York Civil Practice Law and Rules in connection with any holdover proceedings that Landlord may institute against Tenant.  If the Premises are not surrendered upon the expiration or earlier termination of this Lease with respect to all or any portion of the Premises, Tenant hereby indemnifies Landlord against any loss, cost, injury, damage, claim, expense or liability (including attorneys' fees and disbursements) resulting from delay by Tenant in so surrendering the Premises or such portion thereof, including any claims made by any succeeding tenant or prospective tenant founded upon such delay.  Tenant's obligations under this Section 23.4 shall survive the expiration or earlier termination of the Lease Term.

SECTION 23.5    Landlord's Right to Cure.  Landlord may, but shall not be obligated to, cure any default by Tenant under this Lease at any time after notice and the lapse of any cure period, if any, included within the conditional limitation to which such default relates, but without further notice.  Whenever Landlord so elects, all costs and expenses incurred by Landlord in curing any such default, including attorneys' fees and disbursements, together with interest on the amount of costs and expenses so incurred at the Interest Rate, shall be paid by Tenant to Landlord on demand, as Additional Rent.

SECTION 23.6    Effects of Waivers of Breach; No Other Waiver.  No consent or waiver, express or implied, by Tenant or Landlord of any breach of any obligation of the other party shall be construed as a consent or waiver to or of any other breach of the same or any other obligation.  The failure of Landlord at any time to insist upon the strict performance of any obligation of Tenant or to exercise any right or remedy herein contained shall not be construed as a waiver or relinquishment of the performance of such obligation or of the right to exercise any right or remedy in the future.  Without limiting the generality of the foregoing, the receipt or acceptance by Landlord of Rents or the payment by Tenant of Rents with knowledge of a breach by the other party of any term of this Lease shall not be deemed a waiver of such breach.

SECTION 23.7    Remedies Not Exclusive.  The rights and remedies of Landlord provided in this Lease for a breach by Tenant are cumulative and not exclusive, and the exercise by Landlord of any other right or remedy it may have shall not preclude the concurrent or subsequent exercise of any other right or remedy it may have pursuant to this Lease, at law or in equity.

SECTION 23.8    Payment of Landlord's Expenses.  Any expenses incurred by Landlord in connection with any performance by it for the account of Tenant and all costs and expenses, including attorneys' fees, involved in collecting Rents or enforcing the obligations of Tenant under this Lease, including the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Premises after breach by Tenant or upon expiration or earlier termination of this Lease, shall be due and payable by Tenant, on demand, as Additional Rent.

ARTICLE 24

MISCELLANEOUS

SECTION 24.1    No Recording.  Tenant shall not record this Lease or any memorandum thereof.

SECTION 24.2    Entire Agreement.  This Lease contains all of the agreements and understandings related to the leasing of the Premises and the respective obligations of Landlord and Tenant in connection therewith.  All prior agreements and understandings between the parties have merged into this Lease.

SECTION 24.3    Amendments.  No agreement shall be effective to amend, change, modify, waive, release, discharge or terminate this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease, and is signed by Landlord and Tenant.

SECTION 24.4    Successors.  Except as otherwise expressly provided herein, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto; provided, however, that no assignment, sublease or other transfer in violation of the provisions of Article 19 shall operate to vest any rights in any putative assignee, sublessee or transferee of Tenant.

SECTION 24.5    Force Majeure.  Except as otherwise provided in this Lease, neither party shall have any liability whatsoever to the other party on account of its inability to timely fulfill any of its obligations under this Lease by reason of any strike, lockout or other labor trouble; inability to obtain labor, materials, coal, oil, or other suitable fuel or reasonable substitutes therefor or the failure of the supply of any thereof; acts of God, fire or other casualty (subject, in the case of fire or other casualty affecting the Building, to the provisions of Article 13); governmental preemption of priorities or other controls in connection with a public emergency; governmental restrictions or requirements of laws; enemy or hostile governmental action; civil commotion; or any other cause beyond its reasonable control (the foregoing events are collectively referred to as "Force Majeure").  If this Lease specifies a time period for performance of an obligations that time period shall be extended by the period of any delay in performance caused by any of the events of Force Majeure.  Notwithstanding anything to the contrary contained in the foregoing, it is expressly understood and agreed that this Section 24.5 shall not relieve Tenant of any obligation under this Lease which involves the payment of Rent or other monetary amounts, so that such payment shall be required to be made by Tenant on the due date thereof specified herein notwithstanding the occurrence of any event of Force Majeure.

SECTION 24.6    Construction on Adjacent Premises.  If any excavation or other construction shall be made on any premises adjoining or above or below the Building, Tenant shall permit Landlord or the adjoining owner, and their respective agents, employees, licensees and contractors to enter upon the Premises and to shore the walls thereof and to erect scaffolding and/or protective barricades around the Building (but not so as to preclude entry thereto) and to do any act or thing necessary for the safety or preservation of the Building.  Tenant's obligations under this Lease shall not be affected by any such construction or excavation work, shoring-up, scaffolding or barricading.  Landlord shall not be liable for any inconvenience, disturbance, loss of business or any other annoyance arising from such construction, excavation, shoring-up, scaffolding or barricades, but if Landlord is performing such work, Landlord shall use reasonable efforts, consistent with commonly accepted construction practices in the vicinity, to cause as little inconvenience to Tenant as possible and to expeditiously complete the work.

SECTION 24.7    Interpretation.

24.7.1 Governing Law.  This Lease shall be governed by, and be construed in accordance with, the laws of the State of New York.

24.7.2 Invalidity.  If any provision of this Lease or the application thereof to any Person or circumstance shall be invalid or unenforceable, the remainder of this Lease and the application of that provision to other Persons or circumstances shall not be affected but rather shall be enforced to the fullest extent permitted by law.

24.7.3 Captions.  The Table of Contents, captions, headings and titles of this Lease are solely for convenience of reference and shall not affect its interpretation.

24.7.4 Presumptions.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party drafting a document.  It shall be construed neither for nor against Landlord or Tenant, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.
24.7.5 Number and Gender.  All words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

24.7.6 Exhibits.  All exhibits appended to this Lease are incorporated herein and by this reference made a part hereof.

SECTION 24.8    Joint and Several Liability.  If at any time during the Lease Term, Tenant comprises more than one Person, all such Persons shall be jointly and severally liable for payment of Rents and for performance of every obligation of Tenant under this Lease.

SECTION 24.9    Submission of Lease.  The submission of this Lease to Tenant or its broker, agent or attorney for review or signature does not constitute an offer to Tenant to lease the Premises or the granting of an option to do so.  This instrument shall have no binding force or effect until its execution and delivery by both Landlord and Tenant.

SECTION 24.10    Notices From One Party to the Other; Consents and Approvals.

(a) Unless otherwise expressly provided herein, in order to be effective, any notice or demand hereunder shall be in writing and shall be personally delivered, sent by a nationally recognized courier service, or mailed by registered or certified mail, return receipt requested, addressed, (i) if to Tenant, at the Address of Tenant  to the attention of Mr. Laurence Mascera, or at such other address as Tenant shall have last designated by notice in writing to Landlord, and (ii) if to Landlord, to the Address of Landlord or at such other address as Landlord shall have last designated by notice in writing to Tenant, with a copy to Peter Figdor, Esq., Salans, 620 Fifth Avenue, New York, New York 10020.  Notices shall be deemed received when personally delivered or upon receipt if mailed or sent by a courier service.

(b) Any consent or approval required hereunder must be in writing and signed by the party giving such consent or approval.

SECTION 24.11    Partnership Tenant.  If Tenant is a partnership (or is comprised of two or more Persons, individually or as co-partners of a partnership) or if Tenant's interest in this Lease shall be assigned to a partnership (or to two or more Persons, individually or as co-partners of a partnership) in a manner permitted under Article 19 (such Persons are referred to as "Partnership Tenant"), the following provisions shall apply to such Partnership Tenant: (a) the liability of each of the partners of Partnership Tenant shall be joint and several; (b) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the provisions of this Lease on Tenant's part to be observed and performed; and (c) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume joint and several liability for the performance of all the provisions of this Lease on Tenant's part to be observed and performed, but neither Landlord's failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of Clause (b) of this Section 24.11.

SECTION 24.12    No Representations by Landlord.  Except as expressly set forth in this Lease, Landlord and Landlord's agents have made no representations, warranties or promises whatsoever with respect to the Premises, the Building, the land underlying the Building, the rents, leases, Taxes, expenses of operation or any other matter or thing, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.  Tenant represents and warrants that it is fully familiar with the Premises and the Building and has thoroughly inspected same.  The taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the Building of which the same form a part were in good and satisfactory condition at the time such possession was so taken, except as to any latent defects and except as to matters advised by Tenant to Landlord within fifteen (15) days after the Term Commencement Date.

SECTION 24.13    Directory Listings.  Landlord shall maintain a Building directory in the ground floor lobby of the Building and, at Tenant's request, shall maintain on such Building directory, a listing of the name of Tenant and each officer of Tenant; provided that the names so listed shall not exceed Tenant's Share of the available listings on such directory.  Tenant shall not be charged for the initial set up of Tenant's directory listings.  The reasonable charge of Landlord for any changes in such listings from time to time requested by Tenant shall be paid by Tenant as Additional Rent within fifteen (15) days after demand therefor.

SECTION 24.14    Urban Plaza Permit.  This Lease is subject to the conditions set forth in the special permit granted by the New York City Planning Commission on September 19, 1984 pursuant to Section 81-232 of the Zoning Resolution of the City of New York relating to the Building's urban plaza (the "Urban Plaza Permit").  Tenant confirms that it has received a copy of the Urban Plaza Permit from Landlord and has reviewed the conditions thereof.

ARTICLE 25

SECURITY DEPOSIT

SECTION 25.1      Form of Security Deposit.  As security for the full and punctual performance by Tenant of all of the terms and conditions of this Lease, Tenant shall deposit One Million Three Hundred Twenty Four Thousand Dollars ($1,324,000.00) (the "Security Deposit") with Landlord by an irrevocable letter of credit (such letter of credit and all renewals and replacements thereof are referred to herein as the "Letter of Credit") in the form of Exhibit "E" annexed hereto and made a part hereof and otherwise in form and substance satisfactory to Landlord and issued in the Borough of Manhattan, State of New York to Landlord as the sole beneficiary thereunder by a bank or trust company (the "Issuing Institution") acceptable to Landlord and having an expiration date of no later than three hundred sixty-five (365) days after its date of issuance; provided, however, that the final Letter of Credit shall have a maturity which is not earlier than sixty (60) days after the Expiration Date.  The Letter of Credit shall not limit the number of times that Landlord is entitled to draw thereunder and shall be transferable by Landlord to any successor to Landlord's position as landlord under this Lease without cost to Landlord or such successor.  The Security Deposit shall be placed with Landlord by Tenant concurrently with the signing of this Lease by Tenant.

SECTION 25.2      Landlord's Right to Draw on the Security Deposit.  Whenever Tenant is in default under this Lease and such default has continued after any applicable notice has been delivered to Tenant and beyond any applicable cure period or whenever Tenant is obligated to Landlord under the provisions of Section 23.2.3 or whenever Landlord has obtained a judgment against Tenant based on a claim arising out of this Lease, Landlord may draw the amount of such default, obligation or judgment, as the case may be, against the Letter of Credit or use, apply or retain the whole or any part of the Security Deposit held in cash to the extent required for the payment of any Rent or for any sum which Landlord may expend or be required to expend by reason of Tenant's default.  The Letter of Credit may be drawn upon by presentation to the Issuing Institution of a statement of any officer of Landlord certifying that Landlord is entitled to draw such amount pursuant to the terms of this Lease.  Tenant shall have no right to demand that the Security Deposit be applied to any of the obligations of Tenant hereunder and such application shall not constitute the cure by Tenant of the underlying default to which the Security Deposit is so applied.

SECTION 25.3     Non-Renewal.  If any Letter of Credit required to be maintained under this Article 25 is not renewed or replaced on or before the thirtieth (30th) day prior to its expiration with a renewal or replacement Letter of Credit meeting the requirements of this Article 25, then Landlord, at any time after such thirtieth (30th) day and prior to such renewal or replacement, may draw on such Letter of Credit for the undrawn amount of such Letter of Credit and deposit the proceeds of such draw into a segregated account maintained by Landlord at a commercial or savings bank selected by Landlord and Landlord shall have the right to draw on such proceeds whenever Landlord would have had the right to draw on the Letter of Credit, if such Letter of Credit had been renewed or replaced.  Such draws of such proceeds shall be deemed to be draws made by Landlord pursuant to Section 25.2.  Any renewal or replacement Letter of Credit shall be deposited with and held by Landlord.

SECTION 25.4     Obligation to Replenish.  In the case of every use, application or retention of the Security Deposit, Tenant shall, within three (3)  Business Days after demand, either pay to Landlord the sum so used, applied or retained, which shall be added to the Security Deposit, or increase the Letter of Credit by such sum, so that the Security Deposit shall be replenished to the amount which Tenant is required to maintain hereunder.

SECTION 25.5     Reduction of Security Deposit.  Tenant shall have the right to reduce the Security Deposit by Two Hundred Twenty Thousand Six Hundred Sixty Six and 67/100 Dollars ($220,666.67) on each of July 1, 2010, January 1, 2012 and July 1, 2013 (each a "Reduction Date"), provided that on such Reduction Date Tenant is in full compliance with its obligations under this Lease and no default under this Lease has occurred and is then continuing.  Anything to the contrary contained in this Section 25.5 notwithstanding, the Security Deposit shall not be reduced below Six Hundred Sixty Two Thousand Dollars ($662,000.00).  Tenant may effect each reduction in the Security Deposit to which it is entitled hereunder either (a) by an amendment to the then existing Letter of Credit or (b) by a replacement Letter of Credit in the reduced amount and otherwise meeting the requirements of this Article 25, upon receipt of which Landlord shall deliver to Tenant the then existing Letter of Credit.

ARTICLE 26

CERTAIN DEFINITIONS

SECTION 26.1     Certain Definitions.  Whenever used in this Lease, the following terms shall have the indicated meanings:

Affiliate:  As to any party, means a Person who directly or indirectly controls, is controlled by, or is under common control with, such party.  Control shall mean ownership of 51% or more of the voting shares or other voting interests of the controlled entity.

Alteration:  Any improvement, repair, change or alteration to the Premises, including, without limitation, Tenant Improvements.

Building Equipment:  All machinery, apparatus, equipment, personal property, fixtures and systems of every kind and nature whatsoever now or hereafter attached to, or used in connection with the operation or maintenance of, the Building, including all electrical, heating, mechanical, sanitary, sprinkler, utility, power, plumbing, cleaning, fire prevention, refrigeration, ventilating, air cooling, air conditioning, elevator and escalator systems apparatus and equipment and any and all renewals and replacements, but excluding (i) Tenant's Property, (ii) property of any other tenant, (iii) property of contractors servicing the Building and (iv) water, gas, steam and electricity and other similar equipment owned by any public utility company or any governmental agency or body.

Business Days:  Monday through Friday, other than Federal or New York State legal holidays, and such other days as shall be designated as holidays by the applicable operating engineers' union or building service employees' union contract.

Business Hours:  From 8:00 a.m. to 6:00 p.m. on Business Days.

Hazardous Material: Any chemical, material, element, compound, solution, mixture, substance or other matter of any kind which is a hazardous substance, hazardous material or words to similar effect as defined in any law, or to which exposure is prohibited, limited or regulated by law.

law(s):  The terms "law," "laws," "provisions of law," "requirements of law," and words of similar import shall mean present and future laws, statutes, ordinances, codes (including building and fire codes), rules, regulations, requirements, judgments, arbitration awards or decisions, rulings, decrees, executive, judicial and other orders and directives of any or all of the federal, state, county and city governments and all agencies, authorities, bureaus, courts, departments, subdivisions or offices thereof, and of any other governmental, public or quasi-public authorities (including the board of fire underwriters or other insurance body) having jurisdiction over the Building or the Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.  References to specific statutes include (a) successor statutes of similar purpose and import and (b) all rules, regulations and orders made thereunder.

Person:  A natural person, firm, corporation, limited liability company, partnership, joint venture, trust (including any beneficiary thereof), association, unincorporated association or other form of business or legal entity, as the case may be.

Rentable Area of the Building:  605,000 rentable square feet.

Termination Date:  The Expiration Date or any earlier date on which the Lease Term terminates.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto executed this Lease by their respective duly authorized representatives as of the day and year first above written.

LANDLORD:	KATO INTERNATIONAL LLC, a Delaware limited liability company
	By:	/s/ Sadao Kato
Name: Sadao Kato
Title: President

TENANT:	BROADPOINT SECURITIES GROUP, INC., a New York corporation
	By:	/s/ Lee Fensterstock
Name: Lee Fensterstock
Title: Chairman & CEO

EXHIBIT "A"

Floor Plan

EXHIBIT "B"

Cleaning Specifications

EXHIBIT "C"

Additional Heating and Air Conditioning Rates

EXHIBIT "D"

Rules and Regulations

EXHIBIT "E"

FORM OF IRREVOCABLE STANDBY LETTER OF CREDIT

EXHIBIT "F"

Included Property